                                                                       Exhibit 2

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            HEWLETT-PACKARD COMPANY,

                         NORTON ACQUISITION CORPORATION

                                       AND

                                 NOVADIGM, INC.

                          Dated as of February 4, 2004
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                                TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
ARTICLE I THE MERGER......................................................................................      2
         1.1      The Merger..............................................................................      2
         1.2      Effective Time; Closing.................................................................      2
         1.3      Effect of the Merger....................................................................      2
         1.4      Certificate of Incorporation and Bylaws.................................................      2
         1.5      Directors and Officers..................................................................      3
         1.6      Effect on Capital Stock.................................................................      3
         1.7      Surrender of Certificates...............................................................      5
         1.8      No Further Ownership Rights in Novadigm Common Stock....................................      6
         1.9      Lost, Stolen or Destroyed Certificates..................................................      7
         1.10     Further Action..........................................................................      7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF NOVADIGM.....................................................      7
         2.1      Organization; Standing and Power; Charter Documents; Subsidiaries.......................      8
         2.2      Capital Structure.......................................................................      9
         2.3      Authority; Non-Contravention; Necessary Consents........................................     11
         2.4      SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance........................     13
         2.5      Absence of Certain Changes or Events....................................................     15
         2.6      Taxes...................................................................................     16
         2.7      Intellectual Property...................................................................     19
         2.8      Compliance; Permits.....................................................................     28
         2.9      Litigation..............................................................................     29
         2.10     Brokers' and Finders' Fees..............................................................     29
         2.11     Transactions with Affiliates............................................................     30
         2.12     Employee Matters........................................................................     30
         2.13     Title to Properties.....................................................................     35
         2.14     Environmental Matters...................................................................     35
         2.15     Contracts...............................................................................     36
         2.16     Disclosure..............................................................................     40
         2.17     Insurance...............................................................................     40
         2.18     Board Approval..........................................................................     40
         2.19     Fairness Opinion........................................................................     41
         2.20     Takeover Statutes.......................................................................     41
         2.21     Public Grants...........................................................................     41
         2.22     Whistleblower Notification..............................................................     41
         2.23     Disclosure..............................................................................     42

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................................     42
         3.1      Organization............................................................................     42
         3.2      Authority; Non-Contravention; Necessary Consents........................................     42

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
         3.3      Disclosure..............................................................................     43
         3.4      Litigation..............................................................................     44

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME............................................................     44
         4.1      Conduct of Business of Novadigm.........................................................     44
         4.2      Cooperation.............................................................................     49

ARTICLE V ADDITIONAL AGREEMENTS...........................................................................     49
         5.1      Proxy Statement.........................................................................     49
         5.2      Meetings of Stockholders; Board Recommendation..........................................     50
         5.3      Acquisition Proposals...................................................................     51
         5.4      Confidentiality; Access to Information; No Modification of Representations,
                  Warranties or Covenants.................................................................     55
         5.5      Public Disclosure.......................................................................     56
         5.6      Regulatory Filings; Reasonable Efforts..................................................     56
         5.7      Notification of Certain Matters.........................................................     59
         5.8      Third-Party Consents....................................................................     59
         5.9      Equity Awards and Employee Benefits.....................................................     59
         5.10     Indemnification.........................................................................     63
         5.11     Section 16 Matters......................................................................     64
         5.12     Merger Sub Compliance...................................................................     64
         5.13     Conveyance Taxes........................................................................     64
         5.14     Novadigm Europe SARL....................................................................     65

ARTICLE VI CONDITIONS TO THE MERGER.......................................................................     65
         6.1      Conditions to the Obligations of Each Party to Effect the Merger........................     65
         6.2      Additional Conditions to the Obligations of Novadigm....................................     66
         6.3      Additional Conditions to the Obligations of Parent......................................     67

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.............................................................     69
         7.1      Termination.............................................................................     69
         7.2      Notice of Termination; Effect of Termination............................................     71
         7.3      Fees and Expenses.......................................................................     72
         7.4      Amendment...............................................................................     73
         7.5      Extension; Waiver.......................................................................     73

ARTICLE VIII GENERAL PROVISIONS...........................................................................     74
         8.1      Non-Survival of Representations and Warranties..........................................     74
         8.2      Notices.................................................................................     74
         8.3      Interpretation; Certain Definitions.....................................................     75
         8.4      Counterparts............................................................................     76
         8.5      Entire Agreement; Third-Party Beneficiaries.............................................     76
         8.6      Severability............................................................................     77
         8.7      Other Remedies; Specific Performance....................................................     77
         8.8      Governing Law...........................................................................     77

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
         8.9      Consent to Jurisdiction.................................................................     77
         8.10     Rules of Construction...................................................................     78
         8.11     Assignment..............................................................................     78
         8.12     Waiver of Jury Trial....................................................................     78


         EXHIBITS

         Exhibit A:  Form of Voting Agreement

         Exhibit B:  Certificate of Incorporation of Surviving Corporation

         Exhibit C:  Form of Non-Competition, Non-Solicitation and Retention
                     Agreement

                                     -iii-
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                             INDEX OF DEFINED TERMS

         TERM                                                                                 SECTION NUMBER
         Acquisition Proposal...........................................................        5.3(g)(i)
         Action of Divestiture..........................................................            5.6(e)
         Agreement......................................................................                1
         Appraisal Shares...............................................................            1.6(e)
         Certificate....................................................................            1.6(a)
         Certificate of Merger..........................................................            1.2
         Change of Recommendation.......................................................            5.3(d)
         Change of Recommendation Notice................................................       5.3(d)(iii)
         Closing........................................................................              1.2
         Closing Date...................................................................              1.2
         COBRA..........................................................................           2.12(e)
         Code...........................................................................            1.7(e)
         Confidentiality Agreement......................................................            5.4(a)
         Contract.......................................................................            2.2(d)
         Delaware Law...................................................................        Page 1, C
         Derivative Work................................................................        2.7(y)(ii)
         DGCL...........................................................................              1.1
         DOJ............................................................................            5.6(a)
         DOL............................................................................           2.12(b)
         Effect.........................................................................            8.3(b)
         Effective Time.................................................................            1.2
         ERISA..........................................................................           2.12(a)
         Exchange Act...................................................................            2.3(c)
         Exchange Fund..................................................................            1.7(b)
         FTC............................................................................            5.6(a)
         GAAP...........................................................................            2.4(b)
         Governmental Entity............................................................            2.3(c)
         Hazardous Material.............................................................           2.14(a)
         Hazardous Materials Activities.................................................           2.14(b)
         HSR Act........................................................................            2.3(c)
         Indemnified Parties............................................................           5.10(a)
         Insurance Policies.............................................................           2.17
         Intellectual Property..........................................................        2.7(y)(ii)
         IRS............................................................................           2.12(b)
         knowledge......................................................................            8.3(d)
         Legal Requirements.............................................................            2.2(d)
         Legal Restraint................................................................              5.1
         Letter Agreement...............................................................            5.3(a)

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
         Liens..........................................................................            2.1(c)
         Material Adverse Effect........................................................            8.3(b)
         materially deviate.............................................................            2.7(u)
         Merger.........................................................................              1.1
         Merger Consideration...........................................................            1.6(a)
         Merger Sub.....................................................................                1
         Merger Sub Common Stock........................................................            1.6(c)
         Necessary Consents.............................................................            2.3(c)
         Non-Competition and Retentions.................................................        Page 1, H
         Novadigm Balance Sheet.........................................................            2.4(c)
         Novadigm Board Recommendation..................................................             2.18
         Novadigm Charter Documents.....................................................            2.1(b)
         Novadigm Common Stock..........................................................            1.6(a)
         Novadigm Disclosure Letter.....................................................       Article II
         Novadigm Employee..............................................................           2.12(a)
         Novadigm Employee Agreement....................................................           2.12(a)
         Novadigm Employee Plans........................................................           2.12(a)
         Novadigm ERISA Affiliate.......................................................           2.12(a)
         Novadigm Financials............................................................            2.4(b)
         Novadigm International Employee Plan...........................................           2.12(j)
         Novadigm IP Agreements.........................................................            2.7(j)
         Novadigm Material Contract.....................................................           2.15(a)
         Novadigm Options...............................................................            2.2(b)
         Novadigm Permits...............................................................            2.8(b)
         Novadigm Plan..................................................................            5.9(f)
         Novadigm Preferred Stock.......................................................            2.2(a)
         Novadigm Products..............................................................            2.7(a)
         Novadigm Purchase Plan.........................................................            2.2(b)
         Novadigm Registered IP.........................................................            2.7(b)
         Novadigm SEC Documents.........................................................            2.4(a)
         Novadigm Services..............................................................            2.7(a)
         Novadigm Stock Plans...........................................................            2.2(b)
         Novadigm Termination Fee.......................................................         7.3(b)(i)
         Open Source Materials..........................................................            2.7(v)
         Option Exchange Program........................................................            2.2(b)
         Option Exchange Ratio..........................................................            5.9(a)
         Option Merger Consideration....................................................            5.9(b)
         Offer..........................................................................            5.9(d)
         Open Source Materials..........................................................            2.7(v)
         Option Exchange Program........................................................            2.2(b)
         Option Exchange Ratio..........................................................            5.9(a)
         Option Merger Consideration....................................................            5.9(b)
         Parent.........................................................................        Page 1, 1

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
         Parent Common Stock............................................................            5.9(a)
         Paying Agent...................................................................            1.7(a)
         Pension Plan...................................................................           2.12(c)
         Permits........................................................................            2.8(b)
         Person.........................................................................            1.7(d)
         Proxy Statement................................................................             2.16
         Public Grants..................................................................             2.21
         Registered Intellectual Property...............................................       2.7(y)(iii)
         Replacement Options............................................................            2.2(b)
         Sarbanes-Oxley Act.............................................................            2.4(e)
         SEC............................................................................            2.3(c)
         Section 262....................................................................            1.6(e)
         Securities Act.................................................................            2.4(a)
         Software.......................................................................        2.7(y)(iv)
         Standard Product Warranties....................................................            2.7(u)
         Stockholders' Meeting..........................................................            5.2(a)
         Subsidiary.....................................................................            2.1(a)
         Subsidiary Charter Documents...................................................            2.1(b)
         Superior Offer.................................................................        5.3(g)(ii)
         Surviving Corporation..........................................................              1.1
         Tax............................................................................           2.6(a)
         Tax Returns....................................................................           2.6(b)
         Taxes..........................................................................           2.6(a)
         Technology.....................................................................       2.7(y)(iv)
         Third Party Technology.........................................................           2.7(o)
         Triggering Event...............................................................           5.3(f)
         Voting Agreements..............................................................       Page 1, G
         Voting Debt....................................................................           2.2(c)

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of February 4, 2004, by and among Hewlett-Packard Company, a Delaware corporation ("PARENT"), Norton Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent ("MERGER SUB"), and Novadigm, Inc., a Delaware corporation ("NOVADIGM").

                                    RECITALS

         A. The respective Boards of Directors of Merger Sub and Novadigm have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and Novadigm consummate the Merger (as defined in Section 1.1) and other transactions provided for herein.

         B. The Board of Directors of Parent has deemed it to be in the best interests of Parent and its stockholders that Parent and Novadigm consummate the Merger and other transactions provided for herein.

         C. The respective Boards of Directors of Parent, Merger Sub and Novadigm have approved, in accordance with applicable provisions of the laws of the State of Delaware ("DELAWARE LAW"), this Agreement and the transactions contemplated hereby, including the Merger.

         D. The Board of Directors of Novadigm has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

         E. Parent, as the sole stockholder of Merger Sub, will approve and adopt this Agreement and approve the Merger immediately after the execution of this Agreement.

         F. Parent, Merger Sub and Novadigm desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         G. Concurrently with the execution of this Agreement, certain stockholders of Novadigm are each entering into a voting agreement with Parent in the form attached hereto as Exhibit A (collectively, the "VOTING AGREEMENTS").

         H. Concurrently with the execution of this Agreement, certain employees of Novadigm are each entering into a non-competition, non-solicitation and retention agreement with Parent (collectively, the "NON-COMPETITION AND RETENTIONS").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Novadigm (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Novadigm shall continue as the surviving corporation (the "SURVIVING CORPORATION").

         1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Novadigm and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and
Section 259 of the DGCL. In accordance with the DGCL, all of the rights, privileges, property, powers and franchises of Novadigm and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of Novadigm and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of Novadigm shall be amended and restated in its entirety to be identical to the Certificate of Incorporation attached as Exhibit B hereto, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation. At the Effective Time, the Bylaws of Novadigm shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

         1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed or their earlier death, resignation or removal.

         1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Novadigm or the holders of any shares of capital stock of Novadigm, the following shall occur:

            (a) Novadigm Common Stock. Each share of the Common Stock, par value $0.001 per share, of Novadigm ("NOVADIGM COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any (i) shares of Novadigm Common Stock to be canceled pursuant to Section 1.6(b) and (ii) Appraisal Shares (as defined in Section 1.6(e)), will be canceled and extinguished and automatically converted into the right to receive $6.10 in cash, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate representing such share of Novadigm Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in
Section 1.9). At the Effective Time, such shares of Novadigm Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Novadigm Common Stock (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of any share of Novadigm Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

            (b) Cancellation of Treasury and Parent Owned Stock. Each share of Novadigm Common Stock held by Novadigm or Parent or any direct or indirect wholly-owned Subsidiary (as defined in Section 2.1(a)) of Novadigm or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered therefor.

            (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

            (d) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Novadigm Options (as defined in Section 2.2(b)) outstanding under the Novadigm Stock Plans (as defined in Section 2.2(b)) shall be treated in accordance with Section 5.9. Rights outstanding under the Novadigm Purchase Plan (as defined in Section 2.2(b)) shall be treated as set forth in Section 5.9(c).

            (e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Novadigm Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the "APPRAISAL SHARES") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.6(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in
Section 1.6(a). Novadigm shall serve prompt notice to Parent of any demands for appraisal of any shares of Novadigm Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by Novadigm, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Novadigm shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

         1.7 Surrender of Certificates.

            (a) Paying Agent. Parent shall select Computershare Trust Company of New York or another institution reasonably satisfactory to Novadigm to act as the Paying Agent (the "PAYING AGENT") in the Merger.

            (b) Parent to Provide Merger Consideration. Prior to the Effective Time, Parent shall enter into an agreement with the Paying Agent, reasonably satisfactory to Novadigm, which shall provide that Parent shall make available or cause the Merger Sub to make available to the Paying Agent for payment in accordance with this Article I, funds for the benefit of the holders of Novadigm Common Stock in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 1.6(a) and in accordance with Section 1.7(c) upon surrender of Certificates, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. Any cash deposited with the Paying Agent shall hereinafter be referred to as the "EXCHANGE FUND."

            (c) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Novadigm Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive, as promptly as practicable, in exchange therefor the amount of cash (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) and the Certificates so surrendered shall forthwith be canceled.

            (d) Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person (as defined in Section 8.3(c)) other than a Person in whose name in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.6(a)) required by reason of the payment to a Person other than the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

            (e) Withholding. Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Novadigm Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "CODE"), or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, (i) they shall be timely paid to the appropriate governmental authority, and (ii) the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

            (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither Parent, Merger Sub, the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable to Novadigm stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Novadigm stockholders pursuant to this Article I shall promptly be paid to Parent.

            (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Parent look only to Parent for the Merger Consideration pursuant to Section 1.6(a), with respect to the shares of Novadigm Common Stock formerly represented thereby.

         1.8 No Further Ownership Rights in Novadigm Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of

Novadigm Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Novadigm Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Novadigm Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall cause the Paying Agent to deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Parent, Novadigm, the Paying Agent or any of their respective representatives or agents with respect to the Certificates alleged to have been lost, stolen or destroyed, and require such owner to deliver a bond in such sum as Parent may reasonably request as indemnity against any such claim.

         1.10 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Novadigm and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Novadigm and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF NOVADIGM

         Novadigm represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the applicable paragraph and section of this Article II) supplied by Novadigm to Parent on or prior to, and dated as of, the date hereof and certified by a duly authorized officer of Novadigm (the "NOVADIGM DISCLOSURE LETTER"), which Novadigm Disclosure Letter shall provide an exception to or otherwise qualify only the representations and warranties of Novadigm (i) contained in the paragraph of this Article II corresponding to such disclosure, and (ii) contained in any other paragraph of this Article II where the relevance of such exception or qualification is readily apparent from the face of such disclosure, as follows:

         2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

            (a) Organization; Standing and Power. Novadigm and each of its Subsidiaries (as defined below) is a corporation or other organization duly organized, validly existing and in good standing (with respect to any Subsidiary organized under the laws of any foreign jurisdiction, to the extent applicable in such jurisdiction), under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(b)) on Novadigm. For purposes of this Agreement, "SUBSIDIARY," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

            (b) Charter Documents. Novadigm has delivered or made available to
Parent: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Novadigm, each as amended to date (collectively, the "NOVADIGM CHARTER DOCUMENTS") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, the "SUBSIDIARY CHARTER DOCUMENTS"), of each of its Subsidiaries, and each such instrument is in full force and effect. Novadigm is not in violation of any of the provisions of the Novadigm Charter Documents and no Subsidiary is in violation of any of its applicable Subsidiary Charter Documents.

            (c) Subsidiaries. Section 2.1(c) of the Novadigm Disclosure Letter lists all of the Subsidiaries of Novadigm. All of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Novadigm, free and clear of all pledges, claims, liens, mortgages, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "LIENS"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Novadigm does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

            (d) Solvency. No bankruptcy, insolvency, judicial composition, voluntary arrangements with creditors or comparable proceedings have been initiated or applied for under any applicable law against Novadigm or any of its Subsidiaries.

         2.2 Capital Structure.

            (a) Capital Stock. The authorized capital stock of Novadigm consists of: (i) 30,000,000 shares of Novadigm Common Stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the "NOVADIGM PREFERRED STOCK"). At the close of business on January 30, 2004: (i) 19,178,385 shares of Novadigm Common Stock were issued and outstanding, (ii) no shares of Novadigm Common Stock were issued and held by Novadigm in its treasury, and (iii) no shares of Novadigm Preferred Stock were issued and outstanding. Between January 30, 2004 and the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Novadigm Common Stock issued upon exercise of stock options outstanding as of January 30, 2004 or purchase rights under the Novadigm Purchase Plan outstanding as of January 30, 2004. All of the outstanding shares of capital stock of Novadigm are, and all shares of capital stock of Novadigm which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of Novadigm Common Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or any other agreement to which Novadigm or any of its Subsidiaries is a party.

            (b) Stock Options. As of January 30, 2004: (i) an aggregate of 3,188,233 shares of Novadigm Common Stock, having a weighted average exercise price of $4.90 per share, were subject to issuance pursuant to outstanding options to purchase Novadigm Common Stock (together with the Replacement Options (as defined below), the "NOVADIGM OPTIONS") under Novadigm's 1992 Stock Option Plan, 1999 Nonstatutory Stock Option Plan and 2000 Stock Option Plan (collectively and including any Subplans thereunder, the "NOVADIGM STOCK PLANS"), and (ii) 326,807 shares of Novadigm Common Stock were reserved for future issuance under the 1995 Employee Stock Purchase Plan (the "NOVADIGM PURCHASE PLAN"). Section 2.2(b) of the Novadigm Disclosure Letter sets forth a list of each outstanding Novadigm Option issued, and (a) the particular Novadigm

Stock Plan (if any) pursuant to which such Novadigm Option was granted, (b) the number of shares of Novadigm Common Stock subject to such outstanding Novadigm Option, (c) the exercise price of such Novadigm Option, (d) the date on which such Novadigm Option was granted, and (e) the extent to which such Novadigm Option was vested and exercisable as of January 30, 2004. All shares of Novadigm Common Stock subject to issuance under the Novadigm Stock Plans and the Novadigm Purchase Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Novadigm is bound obligating Novadigm to (i) accelerate the vesting of any Novadigm Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events) or (ii) issue any Novadigm Options other than pursuant to the Option Exchange Program. No options to purchase Novadigm Common Stock or Novadigm Preferred Stock have been issued except pursuant to the Novadigm Stock Plans and the Novadigm Purchase Plan. There are no outstanding or authorized stock appreciation rights, phantom stock or other similar rights with respect to Novadigm. For purposes of this Agreement, the term "OPTION EXCHANGE PROGRAM" shall mean the issuance of options to acquire up to 2,190,505 shares of Novadigm Common Stock on or about February 26, 2004 in connection with Novadigm's stock option exchange program pursuant to the Tender Offer Statement on Schedule TO filed with the SEC on August 23, 2002, as amended on September 10, 2002, September 25, 2002, and September 27, 2002 (the "REPLACEMENT OPTIONS").

            (c) Voting Debt. No bonds, debentures, notes or other indebtedness of Novadigm or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Novadigm, is issued or outstanding as of the date hereof (collectively, "VOTING DEBT").

            (d) Other Securities. Other than the Novadigm Options and the obligation to issue shares of Novadigm Common Stock pursuant to the Novadigm Purchase Plan, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Novadigm or any of its Subsidiaries is a party or by which any of them is bound obligating Novadigm or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Novadigm or any of its Subsidiaries, or obligating Novadigm or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Novadigm Common Stock, all outstanding

Novadigm Options, and all outstanding shares of capital stock of each Subsidiary of Novadigm have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable material Contracts (as defined below). There are no outstanding Contracts to which Novadigm or any of its Subsidiaries or, to the knowledge of Novadigm, its affiliates, is a party to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Novadigm or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Novadigm is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, Novadigm or any of its Subsidiaries and, to the knowledge of Novadigm, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, no affiliate of Novadigm or any of its Subsidiaries is a party to any irrevocable proxies or voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, Novadigm or any of its Subsidiaries. For purposes of this Agreement, "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. For purposes of this Agreement, "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

         2.3 Authority; Non-Contravention; Necessary Consents.

            (a) Authority. Novadigm has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Novadigm and no other corporate proceedings on the part of Novadigm are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by Novadigm's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Novadigm Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Novadigm capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Novadigm and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Novadigm, enforceable against Novadigm in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and the application of general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (b) Non-Contravention. The execution and delivery of this Agreement by Novadigm does not, and performance of this Agreement by Novadigm will not:
(i) conflict with or violate the Novadigm Charter Documents or any of the Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Novadigm's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to Novadigm or any of its Subsidiaries or by which Novadigm or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Novadigm's or any of its Subsidiaries' rights or materially alter the rights or obligations of any third party under, or give to others any material rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Novadigm or any of its Subsidiaries pursuant to, any Novadigm Material Contract (as defined in Section 2.15).
Section 2.3(b) of the Novadigm Disclosure Letter lists all consents, waivers and approvals under any Novadigm Material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby. As a result of the consummation of the transactions contemplated by this Agreement, the Surviving Corporation will not be prohibited from exercising any of the material rights of Novadigm or any of its Subsidiaries under any Novadigm Material Contract and neither Parent nor the Surviving Corporation will be subject to any obligations in respect of any such Novadigm Material Contract (including being required to pay any additional amounts or consideration) other than ongoing fees, royalties, payments or other obligations which Novadigm or any of its Subsidiaries would otherwise be required to pay, perform or undertake pursuant to the terms of such Novadigm Material Contracts had the transactions contemplated by this Agreement not occurred.

            (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY") is required to be obtained or made by Novadigm in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Novadigm and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 2.16) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and/or any other local merger control laws or regulations of any jurisdictions to the extent that under the relevant local law or regulations the consent, approval, order or authorization, or registration, declaration or filing shall be required to be obtained or made by Novadigm, either separately or jointly with Parent, (iv) the consents listed in
Section 2.3(c) of the Novadigm Disclosure Letter; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Novadigm or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the "NECESSARY CONSENTS."

         2.4 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance.

            (a) SEC Filings. Novadigm has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since April 1, 2001 (the

"NOVADIGM SEC DOCUMENTS"). Novadigm has made available to Parent all such Novadigm SEC Documents. As of their respective dates, each of the Novadigm SEC Documents was prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Novadigm SEC Documents. None of the Novadigm SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Novadigm SEC Document. None of Novadigm's Subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Novadigm SEC Documents (the "NOVADIGM FINANCIALS"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and (iii) fairly presented in all material respects the consolidated financial position of Novadigm and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Novadigm's operations and cash flows for the periods indicated, except that any unaudited interim financial statements may not contain footnote disclosure of the type associated with audited financial statements and are subject to normal year-end adjustments described therein which are not expected to be material in amount, individually or in the aggregate.

            (c) Undisclosed Liabilities. The balance sheet of Novadigm contained in the Novadigm SEC Documents as of September 30, 2003 is hereinafter referred to as the "NOVADIGM BALANCE SHEET." Since the date of the Novadigm Balance Sheet, neither Novadigm nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) any liabilities and obligations accrued for and reflected on the Novadigm Balance Sheet, (ii) any liabilities and obligations incurred since September 30, 2003 in the ordinary course of business consistent with past practice, and (iii) any obligations directly incurred pursuant to this Agreement or the Voting Agreements.

            (d) Off-Balance Sheet Arrangements. Neither Novadigm nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Novadigm or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Novadigm or any of its Subsidiaries in Novadigm's consolidated financial statements, or is otherwise a party to any arrangement described in Section 303(a)(4) of Regulation S-K promulgated by the SEC.

            (e) Sarbanes-Oxley Compliance. The chief executive officer and chief financial officer of Novadigm have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT") and any related rules and regulations promulgated by the SEC; the statements contained in any such certifications are complete and correct and have not been modified or withdrawn; and Novadigm is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable effective listing and corporate governance rules of The Nasdaq National Market. Neither Novadigm nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its chief executive officer and chief financial officer.

            (f) Certifications. In the course of preparing the certifications described in Section 2.4(e) above, neither Novadigm nor any of its Subsidiaries nor any of their respective officers nor, to the knowledge of Novadigm, any employees became aware of any complaint, allegation, assertion or claim, whether written or oral, that, if true, could have resulted in the certifying officers having been unable to truthfully make such required certifications.

         2.5 Absence of Certain Changes or Events. Since the date of the Novadigm Balance Sheet, each of Novadigm and its Subsidiaries has conducted its respective business only in the ordinary course of business substantially consistent with past practice and there has not been: (i) any Material Adverse Effect on Novadigm, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Novadigm's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Novadigm or any of its Subsidiaries of any of Novadigm's capital stock or any other securities of Novadigm or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Novadigm Employees or independent contractors following their termination pursuant to the terms of their pre-existing stock option or purchase agreements identified in the Novadigm Disclosure Letter, through the date of this Agreement, (iii) any split, combination or reclassification of any of Novadigm's or any of its Subsidiaries' capital stock through the date of this Agreement, (iv) any granting by Novadigm or any of its Subsidiaries of any increase in compensation or fringe benefits, or any payment by Novadigm or any of its Subsidiaries of any bonus, or any granting by Novadigm or any of its Subsidiaries of any increase in severance or termination pay or any entry by Novadigm or any of its Subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Novadigm of the nature contemplated hereby through the date of this Agreement, (v) entry by Novadigm or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.7), (vi) any material amendment or consent with respect to any Novadigm Material Contract in effect since the date of the Novadigm Balance Sheet, (vii) any material change by Novadigm, through the date of this Agreement, in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC, (viii) any change by Novadigm in its Tax elections or any closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, (ix) any material revaluation by Novadigm or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (x) any communication from Nasdaq or by Novadigm with respect to the delisting of the Novadigm Common Stock, (xi) any cancellation by Novadigm or any of its Subsidiaries of any debts or waiver of any claims or rights of material value,
(xii) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (whether real, personal or mixed, tangible or intangible) by Novadigm or any of its Subsidiaries, or (xiii) any agreement, whether in writing or otherwise, to take any action described in this section by Novadigm or any of its Subsidiaries.

         2.6 Taxes.

            (a) Definition. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

            (b) Tax Returns and Audits.

                (i) Novadigm and each of its Subsidiaries have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports and any amendments thereto ("TAX RETURNS") relating to any and all Taxes concerning or attributable to Novadigm, its Subsidiaries or their respective operations and such Tax Returns are true and correct and have been completed in accordance with applicable law.

                (ii) Novadigm and each of its Subsidiaries have timely paid to the appropriate Taxing authority all Taxes and any other amounts required to be paid or withheld.

                (iii) There is no Tax deficiency outstanding, assessed or, to the knowledge of Novadigm, proposed against Novadigm or any of its Subsidiaries, nor has Novadigm or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

                (iv) No audit or other examination of any Tax Return of Novadigm or any of its Subsidiaries is presently in progress, nor has Novadigm or any of its Subsidiaries been notified of any request for such an audit or other examination.

                (v) Neither Novadigm nor any of its Subsidiaries has any liabilities for unpaid Taxes for the taxable periods reflected on the Novadigm Balance Sheet that have not been accrued or reserved on the Novadigm Balance Sheet in accordance with GAAP, and neither Novadigm nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Novadigm Balance Sheet other than in the ordinary course of business.

                (vi) Novadigm has made available to Parent or its legal counsel copies of all Tax Returns for Novadigm and each of its Subsidiaries filed for all open years that have been requested by Parent or its legal counsel.

                (vii) There are no Liens on the assets of Novadigm or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of Novadigm or any of its Subsidiaries.

                  (viii) None of the assets of Novadigm or any of its Subsidiaries is treated as "tax-exempt use property," within the meaning of
Section 168(h) of the Code.

                  (ix) Neither Novadigm nor any of its Subsidiaries has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (x) No adjustment relating to any Tax Return filed by Novadigm or any of its Subsidiaries has been proposed formally or, to the knowledge of Novadigm or any of its Subsidiaries, informally by any tax authority to Novadigm, any of its Subsidiaries or any representative thereof.

                  (xi) Neither Novadigm nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code Section 1504
(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Novadigm), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does Novadigm or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any Person (other than Novadigm or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                  (xii) Neither Novadigm nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (xiii) Neither Novadigm nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg.Section 1.6011-4(b)(2).

                  (xiv) Novadigm and each of its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other or other Tax reduction agreement or order.

                  (xv) Neither Novadigm nor any of its Subsidiaries are or at any time have been treated as resident in any jurisdiction other than their jurisdiction of incorporation for any Tax purpose (including any double taxation arrangement). Novadigm and each of its Subsidiaries are not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income for which any income tax is satisfied through withholding or otherwise paid.

      2.7 Intellectual Property.

            (a) Section 2.7(a) of the Novadigm Disclosure Letter contains a complete and accurate list (by name and version number) of all products distributed, marketed, or sold by Novadigm or its Subsidiaries in the five (5) year period preceding the date hereof, and all products that are in development as of the date hereof and that Novadigm expects or intends to make available commercially or for revenue prior to twelve (12) months after the date hereof ("NOVADIGM PRODUCTS"). As used herein, "NOVADIGM SERVICES" refers to maintenance and support services and warranty services provided by Novadigm or its Subsidiaries in connection with the Novadigm Products, and professional consulting services provided by Novadigm or its Subsidiaries.

            (b) Section 2.7(b) of the Novadigm Disclosure Letter sets forth all Registered Intellectual Property (as defined in Section 2.7(y)(iii))) owned by, filed in the name of, or applied for, by Novadigm or any of its Subsidiaries ("NOVADIGM REGISTERED IP"). For patents and patent applications included in the Novadigm Registered IP, Section 2.7(b) of the Novadigm Disclosure Letter identifies the application, filing and registration number, registration and filing dates and the jurisdiction in which such registration or application is filed. For domain names included in the Novadigm Registered IP, Section 2.7(b) of the Novadigm Disclosure Letter identifies the jurisdiction in or for which each domain name was obtained, the named owner, and the registrar or equivalent Person with whom that domain name is registered.

            (c) The Novadigm Registered IP is validly registered or filed in the name of Novadigm or any of its Subsidiaries in those countries identified in
Section 2.7(b) of the Novadigm Disclosure Letter. For each item of Novadigm Registered IP, all necessary application, filing, registration, maintenance, renewal and other fees that are or have become due in connection therewith have been paid. To the knowledge of Novadigm and its Subsidiaries, there is no information that would render invalid or unenforceable any Novadigm Registered IP, or would materially and adversely affect applications within the Novadigm Registered IP. Without limiting the foregoing, in relation to patents and patent applications within the Novadigm Registered IP, to the knowledge of Novadigm and its Subsidiaries, there is no information or fact (i) that would constitute prior art that has not previously been disclosed to the U.S. PTO (or corresponding agency in a non-U.S. jurisdiction) in connection with the application and prosecution of the relevant patent application, (ii) that would suggest an improper or incorrect designation of the inventor of the technology underlying such patent or patent application. To the knowledge of Novadigm and its Subsidiaries, there has been no inequitable conduct, or facts that would be a basis for a claim of inequitable conduct, in prosecution of the patents and patent applications within the Novadigm Registered IP. Neither Novadigm nor any of its Subsidiaries has misrepresented, or failed to disclose, or has knowledge of any misrepresentation or failure to disclose, any facts or circumstances in any application for any patents or patent applications within the Novadigm Registered IP that would constitute fraud or a knowing misrepresentation with respect to such application.

            (d) In each case in which Novadigm or any of its Subsidiaries has obtained or acquired ownership of Registered Intellectual Property from another Person (i) with respect to patents, patent applications, or registered copyrights, Novadigm or any of its Subsidiaries has, where necessary, recorded or had recorded each such acquisition (including any assignment) with the relevant body, including the PTO, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable laws and regulations, and (ii) with respect to domain names, Novadigm or any of its Subsidiaries has made or procured a formal transfer of the domain name in accordance with the procedure of the registrar for that jurisdiction.

            (e) To the knowledge of Novadigm and its Subsidiaries, the operation of the business of Novadigm and each of its Subsidiaries, including the Novadigm Products and Novadigm Services and the development, marketing, distribution, sales and other exploitation of either of the foregoing, does not infringe or misappropriate in any respect the Intellectual Property (as defined in Section 2.7(y)(ii)) of any third party or constitute unfair competition or unfair trade practices under the laws of any applicable jurisdiction. Novadigm and its Subsidiaries own or possess sufficient rights to all Intellectual Property and Technology used in, incorporated in, distributed with, subsisting in or necessary for the use, distribution and other exploitation of any Novadigm Products or the provision of Novadigm Services, and all other Technology or Intellectual Property necessary for the operation of the businesses of Novadigm or any of its Subsidiaries. Without limiting the foregoing, Novadigm and its Subsidiaries have the right to use all software development tools, library functions, compilers and all other Third Party Technology that is (i) used to create, modify, compile, or support any Novadigm Product, (ii) used to provide the Novadigm Services, or
(ii) otherwise material to the operation of the businesses of Novadigm and its Subsidiaries.

            (f) Neither Novadigm nor any of its Subsidiaries has received any written notice from any third party, and, to the knowledge of Novadigm and its Subsidiaries, there is no other assertion or pending threat from any third party, that the operation of the business of Novadigm or any of its Subsidiaries, the exploitation of any of the Novadigm Products or provision of the Novadigm Services by Novadigm or its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any applicable jurisdiction. Neither Novadigm nor any of its Subsidiaries has brought or have been a party to any suits, arbitrations or other adversarial proceedings with respect to a third party's Intellectual Property that remain pending. No litigation is pending, or to the knowledge of Novadigm or its Subsidiaries is threatened, relating to the use, validity or ownership of the Intellectual Property owned or used by Novadigm or any of its Subsidiaries.

            (g) To the knowledge of Novadigm or its Subsidiaries, no Person is infringing or misappropriating any Intellectual Property owned or exclusively licensed by Novadigm or any of its Subsidiaries. Neither Novadigm nor any of its Subsidiaries has brought or has been a party to any suits, arbitrations or other adversarial proceedings with respect to their Intellectual Property against any third party that remain pending.

            (h) Novadigm and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. The Intellectual Property owned or exclusively licensed by Novadigm or its Subsidiaries is free and clear of any Liens other than licenses. No compulsory licenses or licenses of right have been, or to the knowledge of Novadigm or its Subsidiaries are reasonably likely to be, granted in respect of the Intellectual Property owned by Novadigm or any of its Subsidiaries.

            (i) Neither Novadigm nor any of its Subsidiaries has granted any exclusive license of or exclusive right to, or authorized the retention of any exclusive rights to, any Intellectual Property or Technology that is owned by Novadigm or any of its Subsidiaries, except for such licenses or rights that are no longer in effect. During the twelve (12) months prior to the date hereof, neither Novadigm nor any of its Subsidiaries has transferred ownership of any

Intellectual Property or Technology of Novadigm or any of its Subsidiaries that is within the Novadigm Products or necessary for providing maintenance and support services with respect to the Novadigm Products. Without limiting the foregoing, no Person who has licensed Technology or Intellectual Property to Novadigm or any of its Subsidiaries has ownership or license rights to improvements made by Novadigm or any of its Subsidiaries to such Technology or Intellectual Property, other than with respect to use of such Technology or Intellectual Property in identified deliverables provided only to that Person. There is no Technology or Intellectual Property incorporated into, combined with, or distributed in conjunction with a Novadigm Product for which another Person is the sole or joint owner, or the owner of any portion thereof.

            (j) Novadigm and each of its Subsidiaries are not in material breach of any material term of, and are otherwise in compliance with, any contracts, licenses or other agreements to which Novadigm or any of its Subsidiaries is bound in which Novadigm and its Subsidiaries have granted or received any Intellectual Property or Technology ("NOVADIGM IP AGREEMENTS"). To the knowledge of Novadigm, all third parties to such Novadigm IP Agreements are in compliance with, and have not materially breached, any of their terms. To Novadigm's knowledge, there are no disputes regarding the scope of the Novadigm IP Agreements, performance under Novadigm IP Agreements, or with respect to payments made or received under the Novadigm IP Agreements.

            (k) The Merger will not give rise to or cause a right of termination under, or a breach of, or any loss or change in the rights or obligations of Novadigm or its Subsidiaries under, any Novadigm IP Agreements pursuant to the terms of such Novadigm IP Agreements. The Merger will not give rise to Novadigm or its Subsidiaries being, or cause Novadigm or its Subsidiaries to be, legally obligated to pay any consideration, royalties or other amounts to any third party in excess of those amounts otherwise owed by Novadigm or its Subsidiaries immediately prior to the Merger.

            (l) The Merger will not (a) give rise to Parent or its Subsidiaries being bound by, or cause Parent or its Subsidiaries to be bound by, any non-solicitation, non-compete, exclusivity obligation or other material restriction on the operation of any business of Novadigm or its Subsidiaries, including exploitation of the any of their products or services, or (b) give rise to a grant by, or cause Parent or its Subsidiaries (other than Surviving Corporation, but only to the extent existing prior to the Merger) to grant, to any third party any rights or licenses to any Intellectual Property or Technology of Parent or any affiliate of Parent (including without limitation a covenant not to sue) pursuant to any agreements or obligations of Novadigm or its Subsidiaries.

            (m) All former and current employees, consultants and independent contractors of Novadigm or any of its Subsidiaries who were or are key personnel, who were or are members of Novadigm's management or who have been involved with the conception and development of Intellectual Property or Technology owned by Novadigm or any of its Subsidiaries, have assigned or otherwise transferred to Novadigm all ownership and other rights of any nature whatsoever (to the extent permitted by law) of such person in any Intellectual Property or Technology developed for Novadigm or developed in the course and scope of such person's relationship with Novadigm. To the knowledge of Novadigm and its Subsidiaries, none of the former and current employees, agents, consultants and independent contractors of Novadigm or any of its Subsidiaries who were or are key personnel, who were or are members of Novadigm's management or who have been involved with the conception and development of Intellectual Property or Technology owned by Novadigm or any of its Subsidiaries, have a valid claim against Novadigm or any of its Subsidiaries in connection with any Intellectual Property or Technology owned by Novadigm or any of its Subsidiaries, and no such claim has been asserted or, to the knowledge of Novadigm, threatened.

            (n) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, the compliance with the provisions of this Agreement and the Merger do not and will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) relating to, or give rise to any right, license or encumbrance relating to, any Intellectual Property or Technology owned or licensed by Novadigm or any of its Subsidiaries or with respect to which Novadigm or any of its Subsidiaries now has any agreement with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or right in relation to Technology or obligation set forth in any agreement to which Novadigm or any of its Subsidiaries is a party, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or Technology or right, except with respect to those Contracts which by their terms or nature are not transferable to Parent in connection with the transactions contemplated by this Agreement, which are set forth in Section 2.3(b) of the Novadigm Disclosure Letter.

            (o) To the extent Third Party Technology (as defined below) is distributed to customers of Novadigm or any of its Subsidiaries together with the Technology of Novadigm or any of its Subsidiaries (including as part of the Novadigm Products), (x) the third party rights and the Novadigm IP Agreements under which those rights have been obtained have been identified in Section 2.7(o) of the Novadigm Disclosure Letter, (y) all necessary licenses have been obtained by Novadigm and its Subsidiaries, and (z) no royalties or payments in excess of $50,000, ether individually or in the aggregate, are due. For purposes of this Agreement, "THIRD PARTY TECHNOLOGY" shall mean Technology, including software (including object code, source code, and associated data and documentation), with respect to which a third party holds any copyright or other ownership right (and, therefore, such software is not owned exclusively by Novadigm or any of its Subsidiaries). To the extent Novadigm or its Subsidiaries are licensees of material Intellectual Property Rights, (i) the third party Intellectual Property Rights and the Novadigm IP Agreements under which those Intellectual Property Rights have been obtained are identified on Section 2.7(o) of the Novadigm Disclosure Letter, and (ii) no royalties or payments in excess of $50,000, either individually or in the aggregate, are due.

            (p) None of the Technology of Novadigm or any of its Subsidiaries that is protected as a trade secret (including any software source code in the Novadigm Products) has been published or disclosed by Novadigm or any of its Subsidiaries, except pursuant to a non-disclosure agreement that is substantively similar to the standard form used by Novadigm that has been provided to Parent prior to the date of this Agreement, or, to the knowledge of Novadigm or any of its Subsidiaries, published or disclosed by any other Person to any Person, except pursuant to licenses or Contracts requiring such other Persons to keep such trade secrets confidential. To the extent that the foregoing disclosed trade secrets are source code of Novadigm or its Subsidiaries, it has been disclosed only under a binding agreement with an escrow agent. No event has occurred that is designated as a condition triggering release of source code to a third party under an escrow agreement under which Novadigm or a Subsidiary is obliged to escrow or has escrowed source code for Novadigm Products. The execution of this Agreement and the Merger will not trigger release of source code to a third party under an escrow agreement under which Novadigm or a Subsidiary is obliged to escrow or has escrowed source code for Novadigm Products.

            (q) No licenses or rights have been granted by Novadigm or any of its Subsidiaries to a third party to distribute, sell or use (including use to create Derivative Works (as defined in Section 2.7(y)(i))) the source code of, any Novadigm Product currently marketed by, commercially available from or under development by Novadigm or any of its Subsidiaries for which Novadigm or any of its Subsidiaries possesses the source code, except with respect to source code escrow arrangements entered into by Novadigm or any of its Subsidiaries with its customers for which the source code in escrow has not been released or disclosed to the licensee thereof, and which arrangements are set forth in Section 2.7(q) of the Novadigm Disclosure Letter.

            (r) Novadigm and each of its Subsidiaries has taken all reasonable steps to protect Intellectual Property and Technology owned by Novadigm or its Subsidiaries and their rights thereunder, and to the knowledge of Novadigm no such rights to any such Intellectual Property or Technology have been lost or are currently at risk of being lost through prior or current failures to act by Novadigm or any of its Subsidiaries. Without limiting the foregoing, Novadigm and its Subsidiaries have, and enforce, a policy requiring each employee, consultant or contractor to execute a proprietary information, confidentiality and assignment agreement substantially in Novadigm's standard form previously provided to Parent.

            (s) Novadigm and its Subsidiaries do not have any commitment to license any Intellectual Property of Novadigm or its Subsidiaries to any standards body, to any Person by virtue of such Person being a member of a standards body, or to any Person by virtue of such Person having implemented a standard administered or promulgated by a standards body. The Novadigm Products are not required to be compliant with any standards promulgated or administered by a third party pursuant to a contractual commitment with such third party.

            (t) Novadigm has not granted or agreed to grant any exclusive rights or licenses with respect to the Novadigm Products, or to distribution, marketing, selling, providing or otherwise exploiting the Novadigm Products, including exclusive distribution or reseller arrangements, nor has any Subsidiary of Novadigm granted or agreed to grant such rights, except in any case for any such rights or licenses that are no longer in effect.

            (u) Novadigm (or any Subsidiary of Novadigm) does not have any warranty obligations with respect to the Novadigm Products that are in effect as of the date of this Agreement and that materially deviate from the standard warranties Novadigm provides with respect to such Novadigm Products, a copy of which warranties are included in Section 2.7(u) of the Novadigm Disclosure Letter ("STANDARD PRODUCT WARRANTIES"). For purposes of this Section 2.7(u), warranties will be deemed to "MATERIALLY DEVIATE" from the Standard Product Warranties if (i) the terms of Novadigm or its Subsidiaries' agreement with the third parties includes substantive warranties in addition to, or materially different than, the Standard Product Warranties; (ii) with respect to warranties regarding performance of a Novadigm Product, the warranty is for a period longer than twelve (12) months after termination of support and maintenance for that Novadigm Product pursuant to Novadigm's standard terms and conditions for support and maintenance, (iii) with respect to warranties regarding performance of a Novadigm Product, the terms provide for a refund or otherwise provide for a remedy other than repair and replacement of the product, and (iv) with respect to warranties regarding infringement by the Novadigm Product (including rights to grant the licenses granted), the terms provide for a remedy other than defense and settlement of third party claims and termination and refund if the infringement cannot be cured by obtaining a license or replacing or modifying the Novadigm Product. During the twelve (12) months prior to the date of this Agreement, neither Novadigm, its Subsidiaries, nor, to Novadigm's knowledge its agents or distributors, have received any warranty claims related to the Novadigm Products. To the knowledge of Novadigm and its Subsidiaries, there exist no grounds for a credible warranty claim regarding the Novadigm Products, other than a warranty claim for which the sole remedy is provision of maintenance and support. To the knowledge of Novadigm and its Subsidiaries, there are no unresolved security holes or vulnerabilities in the Novadigm Products that would permit unauthorized or unknown access to computers or systems of users through those Novadigm Products, and Novadigm and its Subsidiaries have taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that the Novadigm Products are free from viruses and other disabling codes. Novadigm has provided to Parent a list of all open trouble tickets reported by Novadigm's customers to Novadigm's support team, and a list of all open trouble tickets reported by Novadigm's internal staff, which trouble tickets include reported issues such as usage issues, configuration or documentation-related questions and potential bugs or non-conformities. It is Novadigm's practice to document reported problems or issues with respect to the Novadigm Products on a trouble ticket.

            (v) Section 2.7(v) of the Novadigm Disclosure Letter lists all software or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into, combined with, or distributed in conjunction with a Novadigm Product ("OPEN SOURCE MATERIALS"). Section 2.7(v) of the Novadigm Disclosure Letter further identifies each of the Open Source Materials that are licensed under terms that in some circumstances grant, purport to grant to the licensor or any other Person any rights to the Technology or Intellectual Property of the licensee, or that require other Software incorporated into, derived from or distributed with such Open Source Materials (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge. The Open Source Materials are not utilized by Novadigm or its Subsidiaries in connection with a Novadigm Product in a manner that creates obligations for Novadigm or any of its Subsidiaries with respect to their own Intellectual Property or Technology under the license terms for the applicable Open Source Materials, including but not limited to any obligation that Technology or Intellectual Property owned by Novadigm or its Subsidiaries
(i) be disclosed or
distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

            (w) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Intellectual Property or Technology owned by Novadigm or its Subsidiaries and incorporated in, distributed with, subsisting in or necessary for the use, distribution and other exploitation of any Novadigm Product.

            (x) Other than a restriction requiring a notice period of six (6) months or less, there is no restriction on the right of Novadigm or any of its Subsidiaries to discontinue offering any Novadigm Product or to discontinue offering maintenance and support for any Novadigm Product, without regard for whether a new version of a Novadigm Product is available at the time of discontinuance.

            (y) For purposes of this Agreement, the following terms have the meanings set forth herein:

                  (i) "DERIVATIVE WORK" shall have the meaning set forth in 17 U.S.C. Section 101.

                  (ii) "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith throughout the world: (a) all United States, international, foreign patents, and related rights (including supplementary protection certificates) and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all intangible rights in or to inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and supplier and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights (including rights in computer software), copyrights registrations and applications therefor, and all other rights corresponding thereto; (d) all registered and unregistered rights in designs, utility models, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor designs, masks, layouts, architectures or topology; (e) all rights under contract and any intangible rights in and to domain names, uniform resource locators, and other names and locators associated with the Internet; (f) all intangible rights in or to computer software, including all source code, object code, firmware, development tools, files, records and data, information and communication software; (g) all industrial designs and any registrations and applications therefor; (h) all trade names, corporate names, logos, business methods, get-up, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (i) all intangible rights in or to databases and data collections and all rights therein throughout the world;
(j) all moral and economic rights of authors and inventors, however denominated, and (k) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  (iii) "REGISTERED INTELLECTUAL PROPERTY" shall mean, whether in the U.S. or elsewhere in the world, (a) patents or applications for patents, including international and European patents, patent applications and related rights (including supplementary protection certificates), (b) registered trademarks, applications to register trademarks, including international and European trademarks and trademark applications, intent-to-use applications, or other registrations or applications related to trademarks; (c) copyrights registrations and applications to register copyrights; (d) domain names and contracts with domain name registrars to use domain names, and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other authority or agency at any time.

                  (iv) "TECHNOLOGY" shall mean any or all of the following tangible items or things, in any format, but excluding any intangible Intellectual Property therein or thereto: (a) computer software and code (in the form of source code and executable code), whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and data structures ("SOFTWARE"); (b) works of authorship other than Software; (c) inventions (whether or not patentable), improvements and technology; (d) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (e) databases, data compilations and collections and technical data; (f) tools, methods and processes; and (g) all instantiations of the foregoing in any form and embodied in any media.

      2.8   Compliance; Permits.

            (a) Compliance. Neither Novadigm nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or in violation of any Legal Requirement applicable to Novadigm or any of its Subsidiaries or by which Novadigm or any of its Subsidiaries or any of their respective businesses or properties is bound or affected. No notice of any material investigation or review by any Governmental Entity has been received by Novadigm and, to the knowledge of Novadigm, no such investigation or review is pending or has been threatened in a writing delivered to Novadigm or any of its Subsidiaries, against Novadigm or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Novadigm or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Novadigm or any of its Subsidiaries, any acquisition of material property by Novadigm or any of its Subsidiaries or the conduct of business by Novadigm and its Subsidiaries as currently conducted. Novadigm and its Subsidiaries comply with their obligations in accordance with all laws, regulations and directives with respect to the protection of personal data. To the knowledge of Novadigm, no notice or notification has been issued by the relevant authorities claiming that Novadigm or its Subsidiaries are not in compliance with such laws, regulations or directives.

            (b) Permits. Novadigm and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, foreclosures, exemptions, orders, authorizations and approvals from Governmental Entities ("PERMITS") that are required for the operation in all material respects of the business of Novadigm (collectively, "NOVADIGM PERMITS"). No suspension or cancellation of any of the Novadigm Permits is pending or, to the knowledge of Novadigm, threatened. Novadigm and its Subsidiaries are in compliance in all material respects with the terms of the Novadigm Permits.

      2.9 Litigation. There are no claims, actions, suits, proceedings or, to the knowledge of Novadigm, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against Novadigm or any of its Subsidiaries or any properties or assets of Novadigm or of any of its Subsidiaries or (b) to the knowledge of Novadigm, threatened against Novadigm or any of its Subsidiaries, or any properties or assets of Novadigm or of any of its Subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by Novadigm or any Subsidiary within the three years prior to the date of this Agreement and at the time of such settlement or compromise were material. Neither Novadigm nor any Subsidiary of Novadigm is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2000 nor are there currently any internal investigations or inquiries being conducted by Novadigm, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

      2.10 Brokers' and Finders' Fees. Except for fees payable to Updata Capital pursuant to an engagement letter, Novadigm has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and Novadigm has not entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby. An itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by Novadigm in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by Novadigm in connection with this Agreement and the transactions contemplated hereby (including any agreement or understanding with respect to such agreement or understanding, whether written or oral) is set forth in
Section 2.10 of the Novadigm Disclosure Letter.

      2.11 Transactions with Affiliates. Since the date of Novadigm's last Proxy Statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by Novadigm pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      2.12 Employee Matters.

            (a) Schedule. Section 2.12(a) of the Novadigm Disclosure Letter contains an accurate and complete list of (i) each plan, program, policy, practice, contract, collective bargaining agreement, company collective agreement, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits, retirement indemnity programs, seniority awards or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act ("ERISA") that is or has been maintained, contributed to, or required to be contributed to, by Novadigm or any Subsidiary of Novadigm or any other person or entity under common control with Novadigm or any Subsidiary of Novadigm within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder (each, including each Subsidiary of Novadigm, a "NOVADIGM ERISA AFFILIATE") for the benefit of any current or former or retired employee, consultant or director of Novadigm or any Novadigm ERISA Affiliate (each a "NOVADIGM EMPLOYEE"), and with respect to which Novadigm or any Novadigm ERISA Affiliate has or may have any liability or obligation (collectively, the "NOVADIGM EMPLOYEE PLANS"), and (ii) each employment, severance or consulting agreement between Novadigm or any Novadigm ERISA Affiliate and any Novadigm Employee (each a "NOVADIGM EMPLOYEE AGREEMENT"), except to the extent a Novadigm Employee Agreement does not provide for early termination, severance or change in control payments or benefits. Neither Novadigm nor any Novadigm ERISA Affiliate has any plan or commitment to establish any new Novadigm Employee Plan or Novadigm Employee Agreement, to modify any Novadigm Employee Plan or Novadigm Employee Agreement (except to the extent required by law or to conform any such Novadigm Employee Plan or Novadigm Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Novadigm Employee Plan or Novadigm Employee Agreement.

            (b) Employee Plan Compliance. Novadigm and its Novadigm ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Novadigm Employee Plan, and each Novadigm Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. All the Novadigm Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service after January 1, 2000 to the effect that such Novadigm Employee Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the knowledge of Novadigm, revocation has not been threatened, and no such Novadigm Employee Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to result in the loss of its qualification. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Novadigm Employee Plan. Neither Novadigm nor any Novadigm ERISA Affiliate is subject to any penalty or tax with respect to any Novadigm Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Novadigm and each Novadigm ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Novadigm Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of Novadigm, threatened (other than routine claims for benefits) against any Novadigm Employee Plan or against the assets of any Novadigm Employee Plan. Except to the extent limited by applicable law, each Novadigm Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, Novadigm or any of its Novadigm ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of Novadigm or any Novadigm ERISA Affiliates, threatened by the Internal Revenue Service ("IRS") or the Department of Labor ("DOL"), or any other Governmental Entity with respect to any Novadigm Employee Plan. No

Novadigm Employee Plan has assets that include securities issued by Novadigm or a Novadigm ERISA Affiliate.

            (c) No Pension or Welfare Plans. Neither Novadigm nor any Novadigm ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Novadigm Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and is subject to Title IV of ERISA or Section 412 of the Code, (ii) Pension Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No Novadigm Employee Plan provides health benefits that are not fully insured through an insurance contract.

            (d) No Post-Employment Obligations. No Novadigm Employee Plan currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Novadigm nor any Novadigm ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Novadigm Employee (either individually or to Novadigm Employees as a group) or any other person that such Novadigm Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute. As used in this Agreement, "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

            (e) Health Care Compliance. Neither Novadigm nor any Novadigm ERISA Affiliate has, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of foreign and state laws applicable to Novadigm Employees.

            (f) Executive Loans. Neither Novadigm nor any Novadigm ERISA Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Novadigm, cause such a violation.

            (g) Effect of Transaction.

                  (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of an individual's termination of employment within one year prior to or three years following the transactions contemplated hereby), constitute an event under any Novadigm Employee Plan, Novadigm Employee Agreement, trust or loan that will, or would reasonably be expected to, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Novadigm Employee.

                  (ii) There is no agreement, plan, arrangement or other contract covering any Novadigm Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Novadigm or any of its Novadigm ERISA Affiliates is a party or by which it is bound to compensate any Novadigm Employee for excise taxes paid pursuant to Section 4999 of the Code.

            (h) Employment Law Matters. Novadigm: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Novadigm Employees; and (ii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Novadigm Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no claims or actions against Novadigm or any Novadigm ERISA Affiliate under any worker's compensation policy or long-term disability policy. Neither Novadigm nor any Novadigm ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

            (i) Labor. No work stoppage or labor strike against Novadigm or any Novadigm ERISA Affiliate is pending or, to Novadigm's knowledge, threatened or reasonably anticipated. None of the Novadigm Employees are represented by a labor union, works council or trade union and, to the knowledge of Novadigm and its Subsidiaries, there are no activities or proceedings of any labor union, trade union or works council to organize any Novadigm Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Novadigm or any Novadigm ERISA Affiliate, threatened relating to any labor, safety or discrimination matters involving any Novadigm Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Novadigm. Neither Novadigm nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Novadigm nor any Novadigm ERISA Affiliate is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Novadigm Employees and no collective bargaining agreement is being negotiated with respect to Novadigm Employees. Neither Novadigm nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

            (j) International Employee Plan. Each Novadigm Employee Plan that has been adopted or maintained by Novadigm or any Novadigm ERISA Affiliate, whether informally or formally, or with respect to which Novadigm or any Novadigm ERISA Affiliate will have any liability, for the benefit of Novadigm Employees who perform services outside the United States (each a "NOVADIGM INTERNATIONAL EMPLOYEE PLAN") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Novadigm International Employee Plan. No Novadigm International Employee Plan is a defined benefit pension plan. Furthermore, no Novadigm International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Novadigm or Parent from terminating or amending any Novadigm International Employee Plan at any time for any reason without liability to Novadigm or its Novadigm ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

            (k) Employees. Section 2.12(k) of the Novadigm Disclosure Letter sets forth a complete and accurate list of all persons employed by Novadigm or any of its Subsidiaries in any country other than the United States, indicating the country in which each such person is employed. Section 2.12(k) of the Novadigm Disclosure Letter includes, without limitation, the name of any person entitled by local law in any country to claim employment status or to assert any rights under any local statute or practice relating to acquired rights or the transfer of employment rights in connection with transfers of undertakings. To the knowledge of Norton and its Subsidiaries, the employees listed under each company are exclusively employed by the mentioned company. No other person is entitled to claim that he has an indefinite term contract or right to continued employment with Novadigm or its Subsidiaries or their respective successors.

      2.13 Title to Properties.

            (a) Properties. Neither Novadigm nor any of its Subsidiaries owns any real property. Section 2.13(a) of the Novadigm Disclosure Letter sets forth a list of all real property currently leased by Novadigm or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto. All such current leases are in full force and effect in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event that with notice or lapse of time, or both, would constitute a material default) by Novadigm or one of its Subsidiaries or, to the knowledge of Novadigm, by any other party thereto.

            (b) Valid Title. Novadigm and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes, and except for such Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

      2.14 Environmental Matters.

            (a) Hazardous Material. To the knowledge of Novadigm, there has been no production, processing, manufacture, generation, treatment, handling, storage or disposal of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including but not limited to PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL"), at any property that Novadigm or any of its Subsidiaries has at any time owned, operated, occupied or leased while owned, operated or leased by Novadigm or any of its Subsidiaries; nor are any Hazardous Materials present as a result of any actions of Novadigm in, on or under any property, including the land and any improvements thereto, ground water and surface water thereof, that Novadigm or any of its Subsidiaries has at any time owned, operated, occupied or leased. To the knowledge of Novadigm, no underground or aboveground storage tanks, pipes, equipment, facilities, or other appurtenant devices of any kind which have been or may have been used for the storage, treatment or disposal of a Hazardous Material are located at, on or under any property or have been removed from any property that Novadigm or any of its Subsidiaries currently owns, operates, occupies or leases.

            (b) Hazardous Materials Activities. Neither Novadigm nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed any Novadigm Employee or any third party to Hazardous Materials, or manufactured or distributed any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES"), in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity in effect on or at any time before the Closing Date.

      2.15 Contracts.

            (a) Material Contracts. For purposes of this Agreement, "NOVADIGM MATERIAL CONTRACT" shall mean the following to which Novadigm or any of its Subsidiaries is a party or bound (excluding in any case any Contract that has expired or terminated in accordance with its terms or otherwise under which no party has any continuing rights or obligations):

                  (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to which Novadigm or any of its Subsidiaries is a party or bound (whether or not filed by Novadigm with the SEC);

                  (ii) any employment or consulting Contract with any executive officer or other Novadigm Employee or member of Novadigm's Board of Directors earning an annual salary from Novadigm or any of its Subsidiaries in excess of the lowest annual base salary reported in Novadigm's most recent annual report on Form 10-K or definitive proxy statement for any of Novadigm's "named executive officers," as such term is defined in Item 402(a)(3) of Regulation S-K of the Securities Act, other than those that are terminable by Novadigm or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Novadigm;

                  (iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (iv) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Novadigm's standard form of software license agreement as provided to Parent;

                  (v) any Contract containing any covenant (A) limiting in any respect the right of Novadigm or any of its Subsidiaries to engage in any line of business, to make use of, disclose, enforce or assign any Intellectual Property or compete with any Person in any line of business or to compete with any person, (B) granting any exclusive rights, (C) prohibiting Novadigm or any of its Subsidiaries (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so, or (D) otherwise prohibiting or limiting the right of Novadigm or its Subsidiaries to purchase, sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

                  (vi) any Contract relating to the disposition or acquisition by Novadigm or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Novadigm or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than Novadigm's Subsidiaries;

                  (vii) any dealer, distributor, joint marketing or development agreement, under which Novadigm or any of its Subsidiaries are obligated to make payments, or incur costs in excess of $50,000 per year, to jointly market any product, technology or service, in either case which may not be canceled without penalty upon notice of ninety (90) days or less; or any agreement pursuant to which Novadigm or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property that will not be owned solely by Novadigm or one of its Subsidiaries;

                  (viii) any Contract to provide source code to any third party for any Novadigm Product, including a Contract to put such source code in escrow;

                  (ix) any Contract (A) containing any consulting or other professional service obligation on the part of Novadigm or any of its Subsidiaries for which Novadigm is entitled to receive in excess of $50,000 per year over the remaining term of such obligation or (B) containing any obligation to provide support or maintenance for Novadigm Products under any terms or conditions other than Novadigm's standard terms and conditions for any period in excess of 12 months, other than those obligations that are terminable by Novadigm or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Novadigm or its Subsidiaries;

                  (x) any Contract authorizing another Person to provide support or maintenance to customers of the Novadigm Products on behalf of Novadigm, including distributors or resellers that are obligated to provide such support or maintenance;

                  (xi) any Contract to license any third party to manufacture or reproduce any Novadigm Products or Novadigm Technology or any Contract to sell or distribute any Novadigm Products or Novadigm Technology, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice, or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

                  (xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

                  (xiii) (A) any settlement agreement entered into within five
(5) years prior to the date of this Agreement relating to Intellectual Property, and (B) any settlement agreement not relating to Intellectual Property entered into within two (2) years prior to the date of this Agreement, other than (I) releases immaterial in nature or amount entered into with former employees or independent contractors of Novadigm in the ordinary course of business consistent with past practice in connection with the routine cessation of such employee's or independent contractor's employment with Novadigm or (II) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

                  (xiv) any other agreement, contract or commitment under which Novadigm or any of its Subsidiaries are obligated to make payment, or incur costs in excess of $50,000 or more in any individual case not described in clauses (i) through (xiii) above;

                  (xv) any Novadigm IP Agreement licensing to Novadigm or any of its Subsidiaries material Technology or Intellectual Property not described in clauses (i) through (xiv) above;

                  (xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), not described in clauses (i) through (xv) above or
(xvii) below the termination or breach of which would be reasonably expected to have a material effect on any material product or service offerings of Novadigm or otherwise have a Material Adverse Effect on Novadigm; or

                  (xvii) any Contract where a federal, state or local entity or other Governmental Entity is the ultimate customer in which Novadigm or any of its Subsidiaries is the prime or subcontractor at any tier (each a "GOVERNMENT CONTRACT").

            (b) Schedule of Material Contracts. Section 2.15(b) of the Novadigm Disclosure Letter sets forth a list of all Novadigm Material Contracts to which Novadigm or any of its Subsidiaries is a party or is bound by which are described in Sections 2.15(a)(i) through 2.15(a)(xvi), and identifies each subsection(s) of Section 2.15(a) that describes such Novadigm Material Contract.

            (c) No Breach. All Novadigm Material Contracts are valid and binding obligations of Novadigm, except to the extent they have previously expired in accordance with their terms or to the extent the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and the application of general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither Novadigm nor any of its Subsidiaries is in violation of any provision of, or has committed or failed to perform any act that, with or without notice, lapse of time or both currently constitutes a default under the provisions of, any Novadigm Material Contract. To the knowledge of Novadigm, no other party to a Novadigm Material Contract is in violation of any provision of, or has committed or failed to perform any act that, with or without notice, lapse of time or both constitutes a default under the provisions of, any Novadigm Material Contract.

            (d) Government Contracts. To the knowledge of Novadigm, with respect to any Government Contract, there is, as of the date of this Agreement, neither an existing nor a basis for a: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against Novadigm or any of its Subsidiaries under the Civil False Claims Act; (ii) suspension or debarment proceeding (or equivalent proceeding) against Novadigm or any of its Subsidiaries; (iii) claim or request by a Governmental Entity for a contract price adjustment based on asserted: defective pricing;

disallowance of cost or non compliance with statute, regulation or contract;
(iv) dispute involving Novadigm or any of its Subsidiaries on a Government Contract or (v) claim or equitable adjustment by Novadigm or any of its Subsidiaries relating to a Government Contract.

      2.16 Disclosure. None of the information supplied or to be supplied by or on behalf of Novadigm for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC (the "PROXY STATEMENT"), will, at the time the Proxy Statement is mailed to the stockholders of Novadigm, at the time of the Novadigm Stockholders' Meeting (as defined in Section 5.2(a)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Novadigm with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

      2.17 Insurance. Novadigm and each of its Subsidiaries maintain Insurance Policies which Novadigm believes are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by persons with businesses, operations, properties and locales similar to those of Novadigm and its Subsidiaries. There is no material claim by Novadigm or any of its Subsidiaries currently pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All currently pending insurable claims have been properly tendered to the appropriate insurance carrier in compliance with any applicable Insurance Policy notice provisions. Novadigm has no reason to believe that Insurance Policies referred to in this Section 2.17 are not in full force and effect, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and all premiums due on such Insurance Policies have been paid in full. For purposes of this Agreement, "INSURANCE POLICIES" shall mean insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations and employees of Novadigm and its Subsidiaries.

      2.18 Board Approval. As of the date of this Agreement, the Board of Directors of Novadigm, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that the Merger is fair to, and in the best interests of, Novadigm and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, and (iii) recommended that the stockholders of Novadigm approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Novadigm's stockholders at the Novadigm Stockholders' Meeting (collectively, the "NOVADIGM BOARD RECOMMENDATION").

      2.19 Fairness Opinion. Novadigm's Board of Directors has received a written opinion from Updata Capital, dated as of the date of this Agreement, to the effect that, as of such date and subject to the qualifications and limitations stated therein, the Merger Consideration is fair, from a financial point of view, to Novadigm stockholders and has delivered to Parent a copy of such opinion.

      2.20 Takeover Statutes. The Board of Directors of Novadigm has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent or Merger Sub during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the Voting Agreements and the consummation of the Merger and the other transactions contemplated hereby and by the Voting Agreements.


      2.21 Public Grants. There are no public subsidies, allowances, aids or other public grants, including, without limitation, within the meaning of
Article 87 of the EC Treaty and applicable US statutes (collectively, the "PUBLIC GRANTS") that have been granted to, or applied for by, Novadigm or its Subsidiaries. Neither Novadigm nor any of its Subsidiaries is under any obligation to maintain a certain number of employees at any location or in any region, or to maintain any business at all or in any region. Neither Novadigm nor any of its Subsidiaries has claimed or received any payment under any suretyship granted by any governmental or other public authority which may constitute Public Grants.

      2.22 Whistleblower Notification.

            (a) Whistleblowers. Since June 30, 2000, neither Novadigm nor any of its Subsidiaries nor, to Novadigm's knowledge, any director, officer, employee, auditor, accountant or representative of Novadigm or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim that Novadigm or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since June 30, 2000, no attorney representing Novadigm or any of its Subsidiaries, whether or not employed by Novadigm or its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Novadigm, any of its Subsidiaries or any of their officers, directors, employees or agents to Novadigm's Board of Directors or any committee thereof or to any director or officer of Novadigm or any of its Subsidiaries.

            (b) Retaliation. Since June 30, 2000, to Novadigm's knowledge, no employee of Novadigm or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law by Novadigm or any of its Subsidiaries. Neither Novadigm or any of its Subsidiaries nor any officer nor, to the knowledge of Novadigm, any employee, contractor, subcontractor or agent of Novadigm or any such Subsidiary has discharged, demoted, suspended, threatened, harassed, sanctioned or in any other manner discriminated against an employee of Novadigm or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in Section 806 of the Sarbanes-Oxley Act.

      2.23 Disclosure. Novadigm has not knowingly failed to disclose to Parent any facts material to the business, results of operations, assets, liabilities or financial condition of Novadigm or its Subsidiaries.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

      Parent and Merger Sub represent and warrant to Novadigm as follows:

      3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to carry on its business as now being conducted.

      3.2 Authority; Non-Contravention; Necessary Consents.

            (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This

Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by Novadigm, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

            (b) Non - Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents or the certificate of incorporation or bylaws of Merger Sub,
(ii) conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a material default), under any material Contract to which Parent or Merger Sub is a party, other than any such conflict, violation, breach or default that would not have a Material Adverse Effect on Parent.

            (c) Consents. No consents, waivers, approvals, orders, authorizations or filings, are required to be obtained or made by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Novadigm and/or Parent are qualified to do business, (ii) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and HSR Act and/or any other local merger control laws or regulations of any jurisdictions to the extent that under the relevant local law or regulation such consent, approval, order or authorization, or registration, declaration or filing, is required to be obtained or made by Parent, either separately or jointly with Novadigm, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent.

      3.3 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of Novadigm, at the time of the Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      3.4 Litigation. There are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any properties or assets of Parent or Merger Sub, before any Governmental Entity that, if adversely determined, individually or in the aggregate, would have or result in a Material Adverse Effect on Parent. Neither Parent nor Merger Sub is subject to any court order, judgment, decree or injunction which, individually or in the aggregate, would have or result in a Material Adverse Effect on Parent.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business of Novadigm.

            (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Novadigm shall and shall cause each of its Subsidiaries to, except to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable material laws and regulations and (ii) use all commercially reasonable efforts consistent with past practice to: (1) pay its debts and taxes when due and pay or perform other material obligations when due (subject to good faith disputes over such debts, taxes or obligations), (2) maintain in full force and effect all Intellectual Property owned by Novadigm and each of its Subsidiaries and (3) preserve intact its business organization, (4) keep available the services of its present executive officers and Novadigm Employees, and (5) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

            (b) Required Consent. In addition, without limiting the generality of Section 4.1(a), without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Novadigm shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following, except to the extent expressly and specifically required by this Agreement or specifically disclosed in writing to Parent in the applicable clause of Section 4.1(b) of the Novadigm Disclosure Letter:

                  (i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except (A) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof and (B) repurchases of outstanding stock of Novadigm Subsidiaries, at cost, from parties other than Novadigm;

                  (iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Novadigm Common Stock upon the exercise of Novadigm Options, warrants or other rights of Novadigm existing on the date hereof in accordance with their present terms, including the issuance of the Replacement Options pursuant to the Option Exchange Program, provided, that Novadigm issues the Replacement Options on or about February 26, 2004;

                  (iv) Cause, permit or propose any amendments to Novadigm Charter Documents or any of the Subsidiary Charter Documents of Novadigm's Subsidiaries;

                  (v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Novadigm or its Subsidiaries;

                  (vi) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or strategic alliance; provided, however, that this clause (vi) shall not prohibit Novadigm and its Subsidiaries from entering into, in the ordinary course of business consistent with, and on terms similar to those used in, past practice (A) agreements with end-user customers or (B) agreements with distributors or sales representatives; provided, further, that nothing contained in this clause (vi) shall affect the restrictions upon Novadigm set forth elsewhere in this Section 4.1;

                  (vii) Sell, lease, license, encumber or otherwise dispose of any properties, assets or any shares or other interests in any Subsidiary except
(A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Novadigm and its Subsidiaries, (C) the sale of goods or non-exclusive licenses of Intellectual Property in the ordinary course of business and in a manner consistent with past practice or (D) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;

                  (viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than advances for travel, business and entertainment expenses made to employees or consultants in the ordinary course of business consistent with past practices provided such advances are in compliance with applicable law;

                  (ix) Make or change any material Tax election, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

                  (x) Except as required by GAAP or the SEC (and upon consultation with its independent auditors), revalue any of its assets or make any material change in accounting methods, principles or practices;

                  (xi) (A) Pay, discharge, settle or satisfy any claims (including any Tax claim), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of (x) claims, liabilities, obligations or litigation in the ordinary course of business consistent with past practice or in accordance with their terms, (y) claims not in excess of $50,000 individually or $250,000 in the aggregate or (z) claims, liabilities, obligations or litigation to the extent subject to reserves on Novadigm Financials existing as of the date hereof in accordance with GAAP, or
(B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Novadigm or any of its Subsidiaries is a party or of which Novadigm or any of its Subsidiaries is a beneficiary;

                  (xii) Except as required by applicable law, take any of the following actions: (1) increase in any manner (including by means of acceleration of payment) the amount of salary, cash bonus, compensation or fringe benefits of, or pay any bonus to or grant severance or termination pay to any Novadigm Employee, (2) make any increase in or commitment to increase any Novadigm Employee Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Novadigm Employee Plan, or make any contribution to any Novadigm Employee Plan, other than regularly scheduled contributions to a Novadigm Employee Plan, (3) waive any stock repurchase rights, accelerate (other than by operation of the terms of the respective agreement or Novadigm Purchase Plan as in effect on the date hereof), amend or change the period of exercisability (other than by operation of the terms of the respective agreement or Novadigm Purchase Plan as in effect on the date hereof) of Novadigm Options, or reprice any Novadigm Options or authorize cash payments in exchange for any Novadigm Options, (4) enter into or modify any employment, severance, termination or indemnification agreement with any Novadigm Employee or enter into any collective bargaining agreement, (5) make any material oral or written representation or commitment with respect to any material aspect of any Novadigm Employee Plan that is not materially in accordance with the existing written terms and provision of such Novadigm Employee Plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Novadigm Employee), or (7) enter into or modify any agreement with any Novadigm Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of the Novadigm Employee upon the occurrence of a transaction involving Novadigm of the nature contemplated hereby.

                  (xiii) Grant any exclusive rights with respect to any Intellectual Property of Novadigm or any of its Subsidiaries, divest any Intellectual Property of Novadigm or any of its Subsidiaries, or modify Novadigm's standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to Novadigm or any of its Subsidiaries;

                  (xiv) Enter into or renew any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on Novadigm, any of its Subsidiaries, the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

                  (xv) Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any Intellectual Property owned by Parent or any of its Subsidiaries (other than the Surviving Corporation);

                  (xvi) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Novadigm or any of its Subsidiaries (other than the Merger or as expressly provided in this Agreement);

                  (xvii) Hire or offer to hire employees;

                  (xviii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Novadigm or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

                  (xix) Make any individual or series of related payments outside of the ordinary course of business in excess of $50,000 or make or commit to make capital expenditures in excess of $50,000;

                  (xx) Enter into, modify or amend in a manner adverse in any material respect to Novadigm or any of its Subsidiaries, or terminate any lease or, sublease of real property or any Novadigm Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to Novadigm or any of its Subsidiaries, other than entering into any new, or any modification, amendment or termination of any existing, Novadigm Material Contract in the ordinary course of business, consistent with past practice;


                  (xxi) To the extent not previously permitted by the applicable Novadigm Stock Plan, permit Novadigm Employees to exercise their Novadigm Options with a promissory note or through a net exercise; (xxii) Enter into any Contract requiring Novadigm or any of its Subsidiaries to pay in excess of an aggregate of $100,000; or

                  (xxiii) Agree in writing or otherwise to take any of the actions described in (i) through (xxii) above, or any knowing action which would make any of the representations or warranties of Novadigm contained in the Agreement materially untrue or incorrect or prevent Novadigm from performing or cause Novadigm not to perform its covenants hereunder.

      4.2 Cooperation. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, (a) Novadigm shall confer with Parent on a regular and frequent basis to report operational matters that are material and the general status of ongoing operations; provided that, when necessary, a draft report shall first be provided to Parent's legal counsel, in order to determine whether such information may be reported to Parent under applicable competition rules, laws or regulations, and (b) each of Novadigm and Parent shall promptly provide the other or its counsel with copies of all filings made by Novadigm, on the one hand, and Parent and Merger Sub, on the other hand, with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby, including any correspondence to and from the SEC in connection with the Proxy Statement.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1 Proxy Statement. As promptly as practicable following the date of this Agreement, Novadigm shall prepare and, no later than the tenth business day immediately following the later of the date of the public announcement of this Agreement and the date upon which Parent provides to Novadigm all information required to be provided by Parent for inclusion in the Proxy Statement, file with the SEC the preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, absent any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (each, a "LEGAL RESTRAINT") or notification by the SEC of the commencement of an SEC review of the preliminary Proxy Statement, Novadigm shall file with the SEC the definitive Proxy Statement on the 10th calendar day (or as soon thereafter as practicable) immediately following the filing of the preliminary Proxy Statement with the SEC and shall cause the mailing of the definitive Proxy Statement to the stockholders of Novadigm to occur on that day or as promptly as reasonably practicable thereafter. Each of Novadigm and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of Novadigm and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Novadigm shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Novadigm
(i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall consider in good faith for inclusion in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed and shall not be required after a Change of Recommendation (as defined below). If at any time prior to the Effective Time, any information relating to Novadigm, Parent or any of their respective affiliates, officers or directors, should be discovered by Novadigm or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by law, disseminated to the stockholders of Novadigm.

      5.2 Meetings of Stockholders; Board Recommendation.

            (a) Meeting of Stockholders. Novadigm shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold, a meeting of its stockholders, which meeting Novadigm shall, absent any Legal Restraint, cause to occur no later than the 30th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement (the "STOCKHOLDERS' MEETING"), for the purpose of obtaining the approval and adoption of this Agreement and the approval of the Merger; provided, however, that (i) if Novadigm is unable to obtain a quorum of its stockholders at such time, Novadigm may extend the date of the Stockholders' Meeting by no more than ten (10) business days and Novadigm shall use its commercially reasonable efforts during such ten (10) business day period to obtain such a quorum as soon as practicable and (ii) Novadigm may delay the Stockholders' Meeting to the extent (and only to the extent) Novadigm determines in good faith that such delay is required by applicable law, including in accordance with the last sentence of Section 5.1, or to comply with written or verbal comments made by the SEC with respect to the Proxy Statement.

            (b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of Novadigm shall unanimously recommend that the stockholders of Novadigm vote in favor of adoption and approval of this Agreement and approval of the Merger, at the Stockholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Novadigm has unanimously recommended that Novadigm's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders' Meeting, and (iii) neither the Board of Directors of Novadigm nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Novadigm Board Recommendation.

      5.3 Acquisition Proposals.

            (a) No Solicitation. Novadigm agrees (a) that Novadigm and each of its Subsidiaries, and the officers and directors of Novadigm and each of its Subsidiaries and any investment banker, attorney or accountant retained by Novadigm or any of its Subsidiaries, shall not, directly or indirectly, and (b) that Novadigm shall not authorize or knowingly permit, and shall use its reasonable best efforts to cause, its employees and any other agents and representatives of Novadigm or its Subsidiaries not to, directly or indirectly:
(i) solicit, initiate, encourage, or knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.3(g)), (ii) participate in any discussions (except to confirm the existence of the restrictions set forth in this Section 5.3) or negotiations regarding, or furnish to any Person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), or (iv) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. Novadigm and each of its Subsidiaries and each of the officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by Novadigm or any of its Subsidiaries) of Novadigm or any of its Subsidiaries have complied with the terms of the letter agreement, dated December 16, 2003, by and between Parent and Novadigm (the "LETTER AGREEMENT"), and will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any officer or director of Novadigm or its Subsidiaries or any investment banker, attorney or accountant retained by Novadigm or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3(a) by Novadigm.

            (b) Notification of Unsolicited Acquisition Proposals. As promptly as reasonably practicable (and, in any event, within 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Novadigm shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Novadigm shall provide Parent as promptly as reasonably practicable (and, in any event within 24 hours) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and a copy of all written materials subsequently provided to or by Novadigm in connection with such Acquisition Proposal, request or inquiry.

            (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that Novadigm receives an unsolicited, bona fide written Acquisition Proposal from a third party that did not otherwise result from a breach of this Section 5.3 or the Letter Agreement and its Board of Directors has in good faith concluded (following consultation with its financial advisor) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Offer (as defined in Section 5.3(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following consultation with its outside legal counsel, that the failure to do so would result in a breach of its fiduciary obligations under applicable law) for so long as none of the conclusions referenced above changes:

                  (i) Furnish information to the third party making such Acquisition Proposal, provided that (A) (1) one business day prior to furnishing any such nonpublic information to such party, Novadigm gives Parent written notice of its intention to furnish nonpublic information and (2) Novadigm receives from the third party an executed confidentiality agreement, the terms of which are no less favorable to Novadigm than the terms contained in the Confidentiality Agreement (as defined in Section 5.4(a)) and (B) contemporaneously with furnishing any such nonpublic information to such third party, Novadigm furnishes a list of such nonpublic information provided to such third party and, to the extent such nonpublic information has not been previously furnished to Parent, copies of such nonpublic information; and

                  (ii) Engage in discussions or negotiations with the third party with respect to the Acquisition Proposal, provided that one business day prior to entering into discussions or negotiations with such third party, Novadigm gives Parent written notice of the intention to enter into discussions or negotiations with such third party.

            (d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of Novadigm may withhold, withdraw, amend or modify the Novadigm Board Recommendation, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors or a committee thereof, together with any other public statement that makes it reasonably apparent that the Board of Directors or a committee thereof desires to take any of the following actions, a "CHANGE OF RECOMMENDATION"), if all of the following conditions in clauses (i) through (v) are met:

                  (i) The Board of Directors determines, in good faith, that the Acquisition Proposal constitutes a Superior Offer and such Superior Offer has been made and has not been withdrawn;

                  (ii) Novadigm's Stockholders' Meeting has not occurred;


                  (iii) (A) Novadigm shall have delivered to Parent written notice (a "CHANGE OF RECOMMENDATION NOTICE") at least four (4) business days prior to effecting such Change of Recommendation, which notice shall state expressly (1) that it has received an Acquisition Proposal which it has determined is a Superior Offer and (2) that it intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so; and
(B) Novadigm and its Board of Directors shall have complied with all obligations under Sections 5.3(a), (b), and (c) of this Agreement;

                  (iv) Novadigm's Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law; and

                  (v) Novadigm shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3 or the Letter Agreement.

      In the event that Novadigm delivers to Parent a Change of Recommendation Notice, Novadigm and the Board of Directors of Novadigm shall provide Parent the opportunity to make a counter-proposal to such Superior Offer, and shall consider in good faith and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counter-proposal.

            (e) Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Novadigm to call, give notice of, convene and hold its Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Novadigm shall not submit to the vote of its respective stockholders any Acquisition Proposal, or propose to do so.

            (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit Novadigm or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, Novadigm shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d). Nothing contained in this Section 5.3(f) shall be interpreted to affect or otherwise qualify, limit or modify in any way the definition of "TRIGGERING EVENT" set forth in Section 7.1(g) hereof.

            (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "ACQUISITION PROPOSAL" shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any Person or "GROUP" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Novadigm or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Novadigm or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Novadigm or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of Novadigm (including its Subsidiaries taken as a whole) representing more than fifteen percent (15%) of the aggregate fair market value of Novadigm's business immediately prior to such acquisition, or (C) any liquidation or dissolution (or the adoption of a plan pertaining thereto) of Novadigm or the declaration or payment of an extraordinary dividend (whether in cash or other property); provided, however, that the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case; and

                  (ii) "SUPERIOR OFFER," with respect to Novadigm, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Novadigm or a majority of the total outstanding voting securities of Novadigm, on terms that Novadigm's Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, legal, financial, regulatory and other aspects of the offer and the Person making the offer and any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise, to (A) be more favorable from a financial point of view to Novadigm's stockholders (in their capacities as stockholders) than the terms of the Merger,
(B) be reasonably capable of being consummated and (C) not be subject to a due diligence or financing condition to closing.

      5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

            (a) Confidentiality. The parties acknowledge that Novadigm and Parent have previously executed a Mutual Nondisclosure Agreement dated December 16, 2003 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

            (b) Access to Information. Upon reasonable prior notice and subject to the Confidentiality Agreement, Novadigm will afford Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel (including, without limitation, all persons involved in preparation of Novadigm's financial statements, internal controls, disclosure controls and procedures and financial reporting processes) during the period prior to the Effective Time in a manner that does not unreasonably disrupt Novadigm's business to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request, and, during such period, upon request Novadigm shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; provided, however, that Novadigm may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires Novadigm or its Subsidiaries to restrict or prohibit access to any such properties or information.

            (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

      5.5 Public Disclosure. Parent and Novadigm shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as such party determines in good faith, following consultation with legal counsel, may be required by law or the rules and regulations of the NYSE or The Nasdaq National Market if it has used all reasonable efforts to consult with the other party prior thereto and provided, further, that, following a Change of Recommendation, no such consent shall be required.

      5.6 Regulatory Filings; Reasonable Efforts.

            (a) Regulatory Filings. Subject to the requirements set forth in
Section 5.1 applicable to the Proxy Statement, each of Parent, Merger Sub and Novadigm shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and Novadigm shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and Novadigm will cause all documents that it is responsible for filing with any Governmental Entity under this
Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

            (b) Exchange of Information. Parent, Merger Sub and Novadigm each shall promptly supply the other, or their counsel, with such appropriate information that is necessary in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Novadigm and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and Novadigm need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. It is acknowledged and agreed by the parties hereto that, except where prohibited by applicable Legal Requirements, Parent and Novadigm shall mutually consult with each other on the strategy for dealing with the FTC, DOJ, the European Commission or any other Governmental Entity with responsibility for reviewing the Merger with respect to antitrust or competition issues; provided, however, in the event Parent and Novadigm differ upon such strategy following such consultation, Parent's strategy shall prevail and be cooperated with by Novadigm.

            (c) Notification. Each of Parent, Merger Sub and Novadigm will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or Novadigm, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

            (d) Reasonable Efforts. Subject to the express provisions of Section
5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity,
(iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, and the removal of all Legal Restraints, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (vi) in the case of Parent, voting the shares of Novadigm Common Stock held by Parent in favor of approval and adoption of this Agreement and approval of the Merger. In connection with and without limiting the foregoing, Novadigm, its Board of Directors and Subsidiaries shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

            (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to take or agree to take any Action of Divestiture (as defined below). For purposes of this Agreement, an "ACTION OF DIVESTITURE" shall mean making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, Novadigm or any of their respective Subsidiaries or the holding separate of Novadigm capital stock or imposing or seeking to impose any limitation on the ability of Parent, Novadigm or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of Novadigm's business.

      5.7 Notification of Certain Matters.

            (a) By Novadigm. Novadigm shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Novadigm to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

            (b) By Parent. Parent and Merger Sub shall give prompt notice to Novadigm of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

      5.8 Third-Party Consents. As soon as practicable following the date hereof, Novadigm and Parent will use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

      5.9 Equity Awards and Employee Benefits.

            (a) Assumption of Novadigm Options Held by Current Novadigm Employees. At the Effective Time, each then outstanding Novadigm Option held by a Novadigm Employee who is employed by Novadigm or one of its Subsidiaries immediately prior to the Effective Time and becomes employed by Parent or one of its Subsidiaries immediately after the Effective Time, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Novadigm Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Novadigm Option (including any applicable stock option agreement, Novadigm Stock Plan or other document evidencing such Novadigm Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Novadigm Option will be exercisable (or will become exercisable in accordance with its terms) for (x) that number of shares of Parent common stock, par value $0.01 per share ("PARENT COMMON STOCK") (rounded down to the nearest whole share) determined by multiplying the number of shares of Novadigm Common Stock subject to such Novadigm Option by a fraction (the "OPTION EXCHANGE RATIO"), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the ten trading days immediately preceding the date on which the Effective Time occurs at (y) an exercise price per share of Parent Common Stock equal to (1) the per share exercise price for the shares of Novadigm Common Stock otherwise purchasable pursuant to such Novadigm Option divided by (2) the Option Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent. Each assumed Novadigm Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Novadigm Option by its terms in effect prior to the date hereof provides for acceleration of vesting or the vesting of such Norton Option accelerates as described in
Section 2.2(b) of the Norton Disclosure Letter. Prior to the Effective Time, the Company shall take all action necessary to effect the assumptions anticipated by this Section 5.9(a) under any outstanding Novadigm Options, including, but not limited to, any actions required by the applicable Novadigm Stock Plan.

            (b) Termination of Novadigm Options Held by Former Novadigm Employees. At the Effective Time each then outstanding Novadigm Option held by a Novadigm Employee who is not employed by Novadigm or one of its Subsidiaries immediately prior to the Effective Time or does not become an employee of Parent or one of its Subsidiaries immediately after the Effective Time, shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, whether or not exercisable at the Effective Time, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Novadigm Option (such amount being hereinafter referred to as the "OPTION MERGER CONSIDERATION") and each such Novadigm Option shall terminate at the Effective Time. The payment of the Option Merger Consideration shall be made as promptly as practicable to the holder of a Novadigm Option and shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Novadigm Option. Prior to the Effective Time, the Company shall take all action necessary to effect the terminations anticipated by this Section 5.9(b) under any outstanding Novadigm Options, including, but not limited to, any actions required by the applicable Novadigm Stock Plan.

            (c) Termination of Novadigm Purchase Plan. Prior to the Effective Time, the Novadigm Purchase Plan shall be terminated. The rights of participants in the Novadigm Purchase Plan with respect to any offering period then underway under such Novadigm Purchase Plan shall be determined by treating the last business day prior to the Effective Time, or an earlier date determined by Norton in accordance with the Norton Purchase Plan, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Novadigm Purchase Plan. Prior to the Effective Time, Novadigm shall take all actions (including, if appropriate, amending the terms of such Novadigm Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.9(c).

            (d) Employment Offers; Service Credit; Vacation. At the sole discretion of Parent, certain employees of Novadigm or its Subsidiaries shall be offered employment by Parent and/or one of its Subsidiaries prior to the Closing Date (the "OFFERED EMPLOYEES"), to be effective as of 12:01 a.m. (California time) on the first business day following the Effective Time (the "OFFER"). Such Offers will (i) have terms and conditions, including the position and salary of such employee, which will be determined by Parent, and (ii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date (other than any proprietary rights and/or confidentiality agreements and except as provided in Section 5.9(d) of the Novadigm Disclosure Schedule). Each Offered Employee who delivers an executed Offer to Parent no later than the date specified by Parent in the Offer, shall be referred to herein as a "CONTINUING EMPLOYEE." Continuing Employees shall be eligible to receive benefits consistent with Parent's applicable human resources policies and in accordance with the terms of Parent's employee benefit plans. Each Continuing Employee shall receive credit for prior service with the Novadigm only for the purposes of determining the vacation accrual rate pursuant to Parent's standard procedures and as set forth on Section 5.9(d) of the Novadigm Disclosure Schedule. Each Continuing Employee's service for all other purposes shall be calculated based upon the date of hire by Parent. In addition, Parent or one of its Subsidiaries shall either carry over or pay to each Continuing Employee the cash equivalent of his or her accrued but unused days of vacation or other paid time off, in each case as accrued immediately prior to the Closing Date, in a manner determined by Parent and consistent with state laws.

            (e) Terminating Employees. Unless requested otherwise in writing by Parent within five (5) business days prior to the Closing Date, Novadigm shall terminate, effective no later than immediately prior to the Closing Date, (i) all employees of Novadigm and its Subsidiaries who are not Offered Employees, and (ii) all Offered Employees who do not deliver an executed Offer to Parent on the date specified by Parent in the Offer (the "TERMINATED EMPLOYEES"). Novadigm shall provide the Terminated Employees the severance amounts provided on Section 5.9(d) of the Novadigm Disclosure Schedule in exchange for a release dated the date of such employee's termination of employment with Novadigm or one of its Subsidiaries in a form reasonably satisfactory to Parent.

            (f) Termination of Novadigm Plans. Effective as of no later than the day immediately preceding the Closing Date, each of Novadigm and any Novadigm ERISA Affiliate shall terminate any and all group severance plans or policies and any Novadigm Employee Plans intended to include a Code Section 401(k) arrangement (each, a "NOVADIGM PLAN") (unless Parent provides written notice to Novadigm that such Novadigm Plans shall not be terminated). Unless Parent provides such written notice to Novadigm, no later than three business days prior to the Closing Date, Novadigm shall provide Parent with evidence that such Novadigm Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of Novadigm or such Novadigm ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the prior review and approval of Parent. Novadigm also shall take such other actions in furtherance of terminating such Novadigm Plan(s) as Parent may reasonably require.

            (g) Employee Communications. With respect to matters described in
Section 5.9, Novadigm will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to Novadigm Employees and Novadigm will not send any written notices or other written communication materials to Novadigm Employees without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

            (h) Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Novadigm Options, to the extent Form S-8 is available, as soon as is reasonably practicable after the Effective Time.

      5.10 Indemnification.

            (a) Indemnity. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Novadigm pursuant to the Certificate of Incorporation and Bylaws of Novadigm as in effect on the date hereof, with respect to Novadigm's directors and officers (the "INDEMNIFIED PARTIES"), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Novadigm as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of Novadigm, unless such modification is required by law. From and after the Effective Time, Parent shall, to the fullest extent permitted under applicable law, cause the Surviving Corporation to fulfill and honor in all respects the obligations of Novadigm pursuant to any indemnification agreements between Novadigm and its officers and directors in effect prior to the date of this Agreement and listed on the Novadigm Disclosure Letter.

            (b) Insurance. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained the directors' and officers' liability insurance maintained by Novadigm covering those persons who are covered by Novadigm's directors' and officers' liability insurance policy as of the date hereof on terms with respect to coverage and amount comparable to those applicable to the current directors and officers of Novadigm; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred seventy-five percent (175%) of the annual premium currently paid by Novadigm for such six years of coverage (and to the extent such aggregate premium would exceed one hundred seventy-five percent (175%) of the annual premium currently paid by Novadigm for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such one hundred seventy-five percent (175%) of such annual premium).

            (c) Change of Control. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person in a single transaction or a series of transactions, then, and in each such case, Parent or the Surviving Corporation, as applicable, shall make or cause to be made proper provision so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume by operation of law the obligations of Parent or the Surviving Corporation, as applicable, under this
Section 5.10 for the benefit of the Indemnified Parties.

            (d) Third - Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.

      5.11 Section 16 Matters. Prior to the Effective Time, Parent and Novadigm shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Novadigm Common Stock (including derivative securities with respect to Novadigm Common Stock) or acquisitions of derivative securities with respect to Parent Common Stock resulting from the transactions contemplated by Article I and Section 5.9 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Novadigm to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      5.12 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into Novadigm pursuant to this Agreement.

      5.13 Conveyance Taxes. Parent, Merger Sub and Novadigm shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment; provided, however, that, as between Parent and Novadigm, Novadigm shall pay on behalf of those Persons holding Novadigm Common Stock immediately prior to the Effective Time any real estate transfer or similar Taxes payable by such Person in connection with the Merger.

      5.14 Novadigm Europe SARL.

            (a) Sale of Shares. Novadigm shall procure that Mr. Albion Fitzgerald sell his interest in the share capital of Novadigm Europe SARL to Novadigm prior to the Closing Date, for a price of E 10.00 so that Novadigm will own on the Closing Date all of the share capital of Novadigm Europe SARL.

            (b) Shareholders' Equity. Novadigm shall procure that, on the Closing Date, the shareholders' equity of Novadigm Europe SARL is at least equal to one half of its share capital.

            (c) Documents. Novadigm shall procure that a copy of the following documents is delivered to Parent on the Closing Date:

                  (i) the duly executed share transfer form in respect of the shares held by Mr. Albion Fitzgerald in the share capital of Novadigm Europe SARL, in the name of Novadigm;

                  (ii) the minutes of the shareholders' meeting which approved a capital increase of Novadigm Europe SARL in order to reconstitute Novadigm Europe SARL shareholders' equity; and

                  (iii) the resignation letter of Mr. Albion Fitzgerald as manager of Novadigm Europe SARL, effective as of the Effective Time.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Novadigm.

            (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Parent and its Subsidiaries, on a combined basis with Novadigm and its

Subsidiaries, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order).

            (c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the Merger and other transactions contemplated hereby shall have expired or been terminated early.

            (d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied.

      6.2 Additional Conditions to the Obligations of Novadigm. The obligation of Novadigm to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Novadigm:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term "Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded). Novadigm shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Novadigm shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

      6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

            (a) Representations and Warranties. The representations and warranties of Novadigm contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Novadigm (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term "Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded); provided, however, that the representations and warranties contained in Section 2.2(a), the first sentence of Section 2.2(b), the first sentence of Section 2.2(d) and clause (i) of Section 2.12(g) of the Agreement shall be true and correct in all respects (other than any de minimus failure to be true and correct in all respects). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of Novadigm by its chief executive officer and chief financial officer.

            (b) Agreements and Covenants. Novadigm shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of Novadigm by its chief executive officer and chief financial officer.

            (c) Material Adverse Effect. No Material Adverse Effect on Novadigm shall have occurred since the date hereof.

            (d) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity or other third party, (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) seeking to prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by Novadigm, Parent or any of their respective affiliates of a material portion of the business or assets or any material product of Novadigm and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate any material portion of the business or assets or any material products of Novadigm and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole; (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full ownership of, any shares of Novadigm Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote Novadigm Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of Novadigm or the Surviving Corporation, respectively; or (iv) seeking to (x) prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of Novadigm or its Subsidiaries or (y) prevent Novadigm or its Subsidiaries from operating their business in substantially the same manner as operated by Novadigm and its Subsidiaries prior to the date of this Agreement. No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in this Section 6.3(d) shall be in effect.

            (e) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or Novadigm shall have obtained (i) all consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required to effect the Merger, (ii) all other consents, approvals, authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement and the transactions contemplated by this Agreement, except, in the case of this clause
(ii), for those the failure of which to be obtained individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Novadigm, (iii) those consents set forth on Section 6.3(e) of the Novadigm Disclosure Letter and (iv) all consents, licenses (whether exclusive or nonexclusive), approvals and waivers that are not listed on Section 2.3(b) of the Novadigm Disclosure Letter except, in the case of this clause (iv), for those the failure of which to be obtained individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Novadigm.

            (f) Key and Select Employees. Each individual set forth on Schedule 6.3(f) shall (i) have accepted employment with Parent (or one of Parent's subsidiaries) pursuant to the terms of the offer letter delivered to such individual and executed such offer letter, which shall be in full force and effect and (ii) continue to be employed by Novadigm or its Subsidiaries.

            (g) Non-Competition and Retentions. Each Non-Competition and Retention shall have been executed and delivered to Parent by the employees listed on Schedule 6.3(g) to this Agreement and shall not have been breached or repudiated by such employees.

            (h) Termination of Novadigm Plans. Parent shall have received from Novadigm evidence that the Novadigm Plans have been terminated pursuant to resolution of Novadigm's Board of Directors (the form and substance of which shall have been subject to review and approval of Parent), effective no later than the day immediately preceding the Closing Date.

            (i) Sale of Novadigm Europe SARL Share. Novadigm shall own one hundred percent (100%) of the share capital of Novadigm Europe SARL on the Closing Date.

            (j) Local Merger Control Laws or Regulations. In every country where the Merger and other transactions contemplated have to be notified or are notified under local merger control laws regulations, the Merger and other transactions contemplated hereby shall have been approved by way of an express or implied decision, such approval to be either unconditional or subject only to conditions, undertakings or modifications as may be considered reasonably acceptable by Parent.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of Novadigm:

            (a) by mutual written consent duly authorized by Parent and the Board of Directors of Novadigm;

            (b) by either Novadigm or Parent if the Merger shall not have been consummated by the date that is six (6) months from the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

            (c) by either Novadigm or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (d) by either Novadigm or Parent if the required approval of the stockholders of Novadigm contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Novadigm stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Novadigm where the failure to obtain Novadigm stockholder approval shall have been caused by the action or failure to act of Novadigm and such action or failure to act constitutes a breach by Novadigm of this Agreement;

            (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Novadigm) if a Triggering Event (as defined in Section 7.1(h)) with respect to Novadigm shall have occurred;

            (f) by Novadigm, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent in thirty (30) days through the exercise of reasonable efforts, then Novadigm may not terminate this Agreement under this Section 7.1(f) prior to thirty (30) days following the receipt of written notice from Novadigm to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such thirty (30) day period;

            (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Novadigm set forth in this Agreement, or if any representation or warranty of Novadigm shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Novadigm's representations and warranties or breach by Novadigm is curable by Novadigm in thirty (30) days through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to thirty (30) days following the receipt of written notice from Parent to Novadigm of such breach, provided that Novadigm continues to exercise all reasonable efforts to cure such breach through such thirty (30) day period;

            (h) by Parent, if a Material Adverse Effect on Novadigm shall have occurred since the date hereof; or

            (i) by Novadigm, in order to enter a definitive acquisition agreement providing for a Superior Offer immediately after the termination of this Agreement, if the Novadigm Board of Directors (or any special committee thereof) in response to such Superior Offer that did not follow a breach of
Section 5.2 or Section 5.3 determines in good faith, after consultation with its outside counsel, that the failure of the Board of Directors to terminate this Agreement would result in a breach of its fiduciary obligations to its stockholders under applicable law, provided that (i) Novadigm has, at least four business days prior to such termination, notified Parent in writing that it has received a Superior Offer and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Offer (such notice to include a copy of such definitive acquisition agreement) and (ii) Parent shall not have made, within four business days of receipt of such notice, a binding written offer that causes the Novadigm Board of Directors (or any special committee thereof) to no longer be able to determine in good faith, after consultation with its financial advisor and its legal counsel, that such Superior Offer remains a Superior Offer.

      For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) Novadigm's Board of Directors or any committee thereof shall for any reason have effected a Change of Recommendation, (ii) Novadigm shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger, (iii) Novadigm's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed after the public disclosure of an Acquisition Proposal, (iv) Novadigm's Board of Directors or any committee thereof shall have approved or recommended, or (v) a tender or exchange offer relating to Novadigm securities shall have been commenced by a Person unaffiliated with the other party hereto and Novadigm shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of such party recommends rejection of such tender or exchange offer, or (vi) Novadigm shall have breached in any material respect its obligations under Sections 5.2 or 5.3 of this Agreement.

      7.2 Notice of Termination; Effect of Termination. Except to the extent provided in Section 7.1(g), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3 Fees and Expenses.

            (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Novadigm shall share equally any necessary filing fee and expense (other than legal and accounting expenses) for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger or merger notification and reports forms to be submitted to any other Governmental Entity under any local merger control laws or regulations of other jurisdictions, in each case pursuant to Section 5.6(a).

            (b) Payments.

                (i) Payment by Novadigm. In the event that this Agreement is terminated by Parent or Novadigm, as applicable, pursuant to Sections 7.1(b),
(d), (e), (g) or (i), Novadigm shall pay Parent a fee equal to $4,800,000 in immediately available funds (the "NOVADIGM TERMINATION FEE"); provided, however, that in the case of termination under Sections 7.1(b), 7.1(d) or 7.1(g) such payment shall be made only if (x) following the date hereof and prior to the termination of this Agreement, there has been public disclosure of, or other communication to Novadigm regarding, an Acquisition Proposal, and (y) (1) within twelve (12) months following the termination of this Agreement an Acquisition (as defined below) of Novadigm is consummated or (2) within twelve (12) months following the termination of this Agreement Novadigm enters into an agreement providing for an Acquisition of Novadigm. Such payment shall be made (A) promptly, but in no event later than three (3) business days after termination of this Agreement in the case of termination pursuant to Section 7.1(e), (B) prior to, or contemporaneously with, and as a condition to, Novadigm consummating an Acquisition or entering into an agreement providing for an Acquisition, as the case may be, in the case of termination pursuant to

Section 7.1(b), 7.1(d), or 7.1(g) and (C) prior to, or contemporaneously and as a condition to, Norton terminating this Agreement pursuant to Section 7.1(i).

            (ii) Interest and Costs; Other Remedies. Novadigm acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Novadigm fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Novadigm for the amounts set forth in this Section 7.3(b), Novadigm shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

            (iii) Definition of Acquisition. For the purposes of this Section 7.3(b) only, "ACQUISITION" shall mean any of the following transactions or series of transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Novadigm pursuant to which the stockholders of Novadigm immediately preceding such transaction hold less than 66-2/3% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof,
(ii) a sale or other disposition by Novadigm of assets representing in excess of 33-1/3% of the aggregate fair market value of Novadigm's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Novadigm or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 33-1/3% of the voting power of the then outstanding shares of capital stock of Novadigm.

      7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and Novadigm. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Novadigm.

      7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 Non-Survival of Representations and Warranties. The representations and warranties of Novadigm, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

      8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a) if to Parent or Merger Sub, to:

                  Hewlett-Packard Company
                  3000 Hanover Street
                  Palo Alto, California  94304
                  Attention: General Counsel
                  Telecopy No.: (650) 857-2012

                  with copies to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attention:  Aaron J. Alter, Esq.

                              Steve L. Camahort, Esq.
                  Telecopy No.: (650) 493-6811

            (b) if to Novadigm, to:

                  Novadigm, Inc.
                  One International Blvd.
                  Mahwah, New Jersey 07495
                  Attention: Chief Executive Officer
                  Telecopy No.: (201) 512-1001

                  with a copy to:

                  Katten Muchin Zavis Rosenman
                  525 W. Monroe Street, Suite 1600
                  Chicago, Illinois  60661-3693
                  Attention: Mark D. Wood, Esq.

                  Telecopy No.: (312) 902-1061

      8.3 Interpretation; Certain Definitions.

            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "INCLUDE," "INCLUDES" and "INCLUDING," when used herein, shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

            (b) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT," when used in connection with Novadigm or any of its Subsidiaries, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "EFFECT"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of Novadigm taken as a whole with its Subsidiaries or (ii) materially adversely affect the ability of

Novadigm to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (i), none of the following shall be deemed to constitute a Material Adverse Effect on Novadigm: (A) any Effect primarily and directly resulting from the announcement or pendency of the Merger, including any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, (B) any Effect that results from changes affecting any of the industries in which Novadigm operates generally or the economy or financial markets generally, provided such changes do not have a materially disproportionate or unique Effect on Novadigm, (C) any change in the trading price or volume of Novadigm Common Stock, in and of itself or (D) any Effect resulting from any change in the laws effecting Novadigm. For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with Parent means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to materially adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

            (c) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            (d) For purposes of this Agreement, "KNOWLEDGE" means, with respect to any matter in question, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of Parent or Novadigm, as applicable.

      8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Novadigm Disclosure Letter,
(i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and covenants both written and oral, among the parties with respect to the subject matter hereof, including the Letter Agreement, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and the parties hereto shall continue to be entitled to exercise all rights and remedies with respect to any breaches of the Letter Agreement prior to date hereof, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

      8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7 Other Remedies; Specific Performance.

            (a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

            (b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting a bond or other security and without the necessity of showing actual damages.

      8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      8.9 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware State court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND NOVADIGM HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR NOVADIGM IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                      *****


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
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                              HEWLETT-PACKARD COMPANY



                              By:
                                  --------------------------------



                              NORTON ACQUISITION CORPORATION



                              By:
                                  --------------------------------




                              NOVADIGM, INC.



                              By:
                                  --------------------------------

                                 Schedule 6.3(f)

                        List of Key and Select Employees

1.    Albion Fitzgerald

2.    Joe Fitzgerald

                                 Schedule 6.3(g)

         List of Employees to Sign Non-Compete and Retention Agreements

1.    Albion Fitzgerald

2.    Joe Fitzgerald